Exhibit 10.41

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Dated March 11, 2024

ELOXX PHARMACEUTICALS, INC. (1)

AND

ALMIRALL, S.A. (2)

LICENSE AGREEMENT

Tel +44 (0)370 903 1000 Fax +44 (0)370 904 1099 mail@gowling.com gowlingwlg.com

	CONTENTS
Clause	Heading	Page
1	DEFINITIONS	3
2	LICENSE	29
3	GOVERNANCE	33
4	DEVELOPMENT AND DILIGENCE	36
5	FINANCIAL PROVISIONS	47
6	CONFIDENTIALITY	63
7	PATENT MAINTENANCE AND DEFENCE [PENDING IP DEPT.]	67
8	TERM AND TERMINATION	73
9	REPRESENTATIONS, WARRANTIES AND COVENANTS	84
10	ANTI-BRIBERY AND ANTI-CORRUPTION	87
11	INDEMNIFICATION	89
12	MISCELLANEOUS	95
SCHEDULE 1	LICENSED INTELLECTUAL PROPERTY BOOKMARK NOT DEFINED.	104
SCHEDULE 2	ELOXX TRANSITIONAL PLAN BOOKMARK NOT DEFINED.	106
SCHEDULE 3	EXISTING SUBCONTRACT AGREEMENTS BOOKMARK NOT DEFINED.	122
SCHEDULE 4	[DEVELOPMENT PLAN]	123
SCHEDULE 5	Licensed Compound	125
SCHEDULE 6	PRESS RELEASE	126
SCHEDULE 7	Eloxx’s Information and Documents being part of the Licensed Know How	127

THIS LICENSE AGREEMENT (the "Agreement") is entered into as of March 11th, 2024 (the "Effective Date").

PARTIES:

(1)
ELOXX PHARMACEUTICALS, INC. a company organized under the laws of Delaware having its principal place of business at 480 Arsenal Way Watertown, MA 02472 USA ("Eloxx"), hereby acting on its own name and also on behalf of its fully owned Affiliate Zikani Therapeutics, Inc; and

(2)
ALMIRALL, S.A., a company organized under the laws of Spain having its registered office at Ronda General Mitre 151, 08022 Barcelona, Spain ("Licensee").

In this Agreement, Eloxx and Licensee are collectively referred to as the "Parties" and each individually a "Party".

BACKGROUND

(A)
Eloxx owns or controls certain Patents and Know-How which are necessary or useful in Developing, manufacturing and Commercializing the Licensed Compound.

(B)
Licensee is willing to undertake the Development, manufacture and Commercialization of pharmaceutical products.

(C)
The Parties desire to enter into this Agreement to further Develop and Commercialize the Licensed Compound and Licensed Products and to transition such further Development and Commercialization to Licensee.

2

NOW, THEREFORE, in consideration of the respective covenants set forth herein, the Parties agree as follows:

DEFINITIONS

1.1
As used in this Agreement, the following terms shall have the meanings set forth below:

Affiliate

any person which directly or indirectly controls, is controlled by or is under common control with the Party in question at the relevant time. As used in this definition of Affiliate the term "control" shall mean, as to any person:

(a)
direct or indirect ownership of 50% or more (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting interests or other ownership interests in the person in question; or

(b)
possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the person in question (whether through ownership of securities or other ownership interests, by contract or otherwise);

Agreement	the meaning set forth in the Preamble;
Alliance Manager	the meaning set forth in clause 3.8;
Anti-Corruption Laws

the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti- corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism in any country in the Territory;

API	active pharmaceutical ingredient;
Auditor	the meaning set forth in clause 5.12(b);
Bankruptcy Code	the meaning set forth in clause 8.6(b);
Blocking Third Party Patent Right	with respect to any country, a Patent in such country controlled by a Third Party that would be necessary or reasonably useful for the Exploitation of the Licensed Compound or Licensed Products;
Business Day	any Monday, Tuesday, Wednesday, Thursday or Friday that is not a public holiday in Barcelona or New York;
Calendar Quarter	a period of three consecutive months corresponding to the calendar quarters commencing on the first day of January, April, July or October;
Calendar Year	a period of 12 consecutive months corresponding to the calendar year commencing on the first day of January;
cGCP

current Good Clinical Practices as specified in the United States Code of Federal Regulations, ICH Guideline E6, or equivalent Laws of an applicable Governmental Authority of any other relevant country where a clinical trial is being conducted;

Change of Control	with respect to either Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement (other than to an Affiliate of such Party);

(b)
a merger, reorganization, or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least 50% of the combined voting power of the surviving entity immediately after such merger, reorganization, or consolidation; or

(c)
an entity, or group of entities that acquire more than 50% of the voting equity securities or management control of such Party provided, that this clause I shall not include a bona fide equity financing of such Party in which investors acquire newly issued shares of capital stock of such Party and which does not involve the purchase and/or redemption of more than 50% of the voting equity securities of such Party that were outstanding immediately prior to such financing;

Clinical Trial	any of a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial or a clinical trial conducted after the obtaining of Regulatory Approval;
CMC Data

the chemistry, manufacturing and controls data required by applicable laws to be included in an IND or an NDA for a Licensed Product or any other Regulatory Approval outside the Unites States and any other technical information necessary for the development or the manufacturing of the Licensed Compound or the Licensed Product;

Combination Products

products in forms suitable for human applications that contain a Licensed Compound or Licensed Product together with one or more other active ingredients that are sold either as a fixed dose/unit or as separate doses/units in a single package;

Commercialize

any and all activities (whether before or after Regulatory Approval for a product) directed to commercially manufacturing, obtaining pricing and reimbursement approvals and regulatory activities pertaining to the same, promotion, marketing, importing, distribution or sale (and offer for sale or import or export for sale) for a product "Commercializing" and "Commercialization" shall have corresponding meanings;

Commercially Reasonable Efforts

efforts that are not less than those efforts a Third Party with similar resources to Licensee would make with respect to products, other than those licensed hereunder, in its portfolio at a similar stage of research, development or commercialization, as applicable, or in a similar stage of product life, in a similar area with similar developmental risk profiles and of similar market and commercial potential, and taking into account all other relevant factors including the patent and other proprietary position of the product, other competitive products in the market place or under development, product labelling or anticipated labelling, performance of other products that are of similar market potential, financial return, medical and clinical considerations, anticipated or actual entry of a Generic Product, regulatory environment, the regulatory structure involved, and other relevant factors.

Committee Deadlock	has the meaning set forth in clause 3.6;
Competitive Product

any products inducing read-through of premature termination codons to treat dermatological genetic diseases or familial adenomatous polyposis (“FAP”), provided that products having an indication for treatment of FAP with nonsense mutations shall not be considered a Competitive Product after Licensee having notified to Eloxx its decision not to Exploit the Licensed

Product in FAP with nonsense mutations (provided that such

product is not indicated or used for the treatment of other dermatological genetic diseases);
Competitive Transaction	has the meaning set forth in clause 2.6;
Confidential Information

all information or Know-How, whether provided in written, oral, graphic, video, computer or other form, provided by one Party (the "Disclosing Party") to the other Party (the "Receiving Party") pursuant to this Agreement, in each case that is marked "confidential", or "proprietary", or which by the nature of the information or the circumstances of its disclosure, should reasonably be expected to be confidential, including information relating to the Disclosing Party's existing or proposed research, development efforts or Patent applications, business or Exploitation of any Licensed Compound or Licensed Product and any other materials that have not been made available by the Disclosing Party to the general public (including but not limited to all information disclosed pursuant to the Confidential Disclosure Agreement between the Parties dated 2 January 2023). Notwithstanding the foregoing sentences, the Receiving Party's obligations with respect to Confidential Information shall not apply to any information or materials that:

(a)
were already known to the Receiving Party (other than under an obligation of confidentiality) at the time of disclosure by the Disclosing Party to the extent such Receiving Party has documentary evidence to that effect;
(b)
were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party through no breach of the Agreement by the Receiving Party;

(c)
became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the Receiving Party in breach of such Party's confidentiality obligations under this Agreement;

(d)
were subsequently lawfully disclosed to the Receiving Party by a Third Party who is not bound by any obligation of confidentiality with respect to such information; or

(e)
were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the Disclosing Party and the Receiving Party has documentary evidence to that effect;

for purposes hereof, Confidential Information constituting:

(i)
Eloxx's Know-How shall be the Confidential Information of Eloxx (and Eloxx shall be the Disclosing Party and Licensee shall be the Receiving Party with respect thereto); and

(ii)
the existence, scope and terms and conditions of this Agreement shall be the Confidential Information of both Parties (and both Parties shall be the Receiving Party and the Disclosing Party with respect thereto), specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party.

Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party. This definition and references to Confidential Information in this Agreement replaces the Confidential Disclosure Agreement entered into by the Parties on 2 January 2023;

Consumer Price Index	means the United States Department of Labor, Bureau of Labor Statistics, All Cities Average Consumer Price Index, or such other index as may be published in substitution;
Control

and its correlative terms, "Controlled" or "Controls" shall mean, with respect to any Intellectual Property right or other intangible property, that a Party owns or has a license or sublicense to such item or right (other than by operation of the licenses in clause 2.1), and has the ability to grant access, license or sublicense in or to such right without violating the terms of any agreement or other arrangement with any Third Party. For the avoidance of doubt, Third Party Intellectual Property shall only be considered "Controlled" by a Party, if the Party has the right to disclose, assign, or grant a license, sublicense or other right to the other Party as provided for in this Agreement, at no additional cost (unless the other Party agrees to assume such cost) and without prior Third Party approval;

Data Package	means the full data package to be compiled upon completion of the SAD Activity Plan, in the format and with the contents set forth in Part B of Schedule 2 bis;

Development

discovery and research activities and any and all activities, including non-clinical, pre-clinical and clinical trials, post approval studies, supporting manufacturing, production process development and formulation and related regulatory activities, directed to obtaining and maintaining Regulatory Approval for a product. "Develop" and "Developing" shall have corresponding meanings;

Development and Launch Milestone Event	the meaning set forth in clause 5.2(a);
Development and Launch Milestone Payment	the meaning set forth in clause 5.2(a);
Development Plan	the meaning set forth in clause 4.8(a)(i);
Discontinued Patent	the meaning set forth in clause 7.1;
Dispute Auditor	the meaning set forth in clause 5.12(d);
Distributor

any Third Party appointed by Licensee or any of its Affiliates or its or their Sublicensees to distribute, market and sell Licensed Product(s), with or without packaging rights, in one or more countries in the Territory, in circumstances where the person purchases its requirements of Licensed Product(s) from Licensee or its Affiliates or its or their Sublicensees without any Intellectual Property right or license grant from Licensee or its Sublicensees under the Licensed IP;

Divestment	has the meaning set forth in clause 2.7;
Effective Date	has the meaning given at the start of this Agreement;

Eloxx Manufacturing Activities	the meaning set forth in clause 4.9;
Eloxx Platform	Eloxx's proprietary TURBO-ZM chemistry technology platform to develop novel ribosome modulating agents and related processes;
Eloxx Platform Improvements	the meaning set forth in clause 2.3(b);
Eloxx Platform IP	all Patents and Know-How Controlled by Eloxx that relates to the Eloxx Platform;
Eloxx Transitional Plan	the plan with research and development activities attached at Schedule 2;
EMA	the European Medicines Agency and any successor or replacement agency;
EU	the European Union as at the Effective Date;
Existing Patents	the Patents listed in Schedule 1 as at the Effective Date;
Exploit

to make, have made, import, use, sell or offer for sale, including to Develop, Commercialize, register, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of. "Exploitation" means the act of Exploiting a compound, product or process;

Fast Track	is a process designed by the FDA to facilitate the development and expedite the review of investigational drugs to treat an unmet medical need;

FDA	the US Food and Drug Administration, and any successor or replacement agency;
Field	the treatment and/or prevention of all human diseases and conditions;
Force Majeure Event	the meaning set forth in clause 12.4;
FTE

a full-time equivalent person year consisting of a total of 1800 hours of work per Calendar Year directed to scientific, medical, technical, research, clinical, regulatory and managerial activities under Eloxx Transitional Plan;

FTE Rate

the quantity per annum per FTE specified in the Research Budget in reference to each relevant group of employees and increasing, on each anniversary of the Effective Date during the Research Term at the rate of the Consumer Price Index;

Generic Product

with respect to a Licensed Product, any pharmaceutical or biological product that is distributed or sold by a Third Party under a Regulatory Approval approved by a Regulatory Authority in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Licensed Product, including any product authorized for sale:

(a)
in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively);
(b)
in the EU pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of

Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision); or

(c) in any other country or jurisdiction pursuant to all equivalents of such provisions. A Licensed Product distributed under an NDA or foreign equivalent Drug Approval Application held by Licensee (i.e., an authorized generic product) will not constitute a Generic Product with respect to such Licensed Product;

Governmental Authority

any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of:

(a)
any government of any country;

(b)
a federal, state, province, county, city or other political subdivision thereof; or

(c)
any supranational body;

Government Official

(a)
any person employed by or acting on behalf of a government, government-controlled agency or entity or public international organization;

(b)
any political party, party official or candidate;

(c)
any person who holds or performs the duties of an appointment, office or position created by custom or convention; or
(d)
any person who holds himself out to be the authorized intermediary of any of the foregoing;

GxP

collectively, all relevant good practice quality guidelines and regulations, encompassing such internationally recognized standards as Good Manufacturing Practice (GMP), Good Clinical Practice (GCP), Good Laboratory Practice (GLP), Good Distribution Practice (GDP), and Good Review Practice (GRP);

Harvard License Agreement

the Amended and Restated License Agreement dated 31 March 2020 and made between Zikani Therapeutics, Inc. (now, Eloxx) and President and Fellows of Harvard College, as amended by Amendment No.1 dated 17 July 2023, copies of which were provided to Licensee prior to the execution of this Agreement;

Harvard Licensed Patents

Patents owned by Harvard University and exclusively licensed to Zikani Therapeutics Inc. under the Harvard License Agreement. Such Patents shall form part of the Licensed Patents as more particularly identified in Schedule 1;

Harvard University

President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Richard A. and Susan F. Smith Campus Center, Suite 727E, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138

IFRS

with respect to a Party or its Affiliates or its or their Sublicensees, International Financial Reporting Standards or such other similar national standards as such Party, Affiliate or Sublicensee adopts, in each case, consistently applied;

IND	any Investigational New Drug application, as defined in Title 21 of the Code of Federal Regulations, on file with the FDA before commencement of Clinical Trials, or any comparable filing with any relevant Regulatory Authority in any country or jurisdiction in the Territory;
Indemnification Claim Notice	the meaning set forth in clause 11.3;
Indemnified Party	the meaning set forth in clause 11.3;
Indemnifying Party	the meaning set forth in clause 11.3;
Indemnitee	the meaning set forth in clause 11.3;
Indication

means each separate and distinct disease, disorder, illness, health condition, or interruption, cessation or disruption of a bodily function, system, tissue type or organ, for which Regulatory Approval by the submission of a new or supplemental NDA is required.

Infringement	the meaning set forth in clause 7.6(a);
Intellectual Property

Patents, utility models, rights to inventions, copyright and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including Know-How and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

IRB	the meaning set forth in clause 4.2(b);
Joint Steering Committee or JSC	the meaning set forth in clause 3.1;
Know-How

technical and other information which is not in the public domain including, ideas, concepts, inventions, discoveries, data, formulae, algorithms, specifications, clinical data, information (including biological and chemical structures and functions as well as methods for synthesising chemical compounds), procedures for experiments and tests, results of experimentation and testing, results of research and development including laboratory records and data analyses. Information in a compilation or a compilation of information may be Know-How notwithstanding that some or all of its individual elements are in the public domain;

Launch

on a Licensed Product-by-Licensed Product and country-by- country basis, the first invoiced commercial sale which is a Net Sale by Licensee, its Affiliates or their respective Sublicensees of such Licensed Products for a particular Indication after grant of Regulatory Approval in such country for such Indication for such Licensed Product, but excluding in each case any sale, transfer, or other disposition of Licensed Product:

(a)
in connection with the research, development or testing of a Licensed Product (including, without limitation, the conduct of Clinical Trials or named patient trials);

(b)
for purposes of distribution as promotional samples; or

(c)
for named patient, indigent or similar public support or compassionate use programs;

Law

all laws, statutes, ordinances, rules, regulations, writs, judgments, decrees, injunctions (whether preliminary or final), orders and other pronouncements having the effect of law of any Governmental Authority;

Licensee Background IP

all Patents or Know-How that are Controlled by Licensee or its Affiliates as at the Effective Date or during the Research Term, as are necessary or useful for Eloxx to perform activities under the Eloxx Transitional Plan;

Licensed Compound

the compound coded ZKN-013 and further detailed in Schedule 5, as claimed in the [***] and any modification, improvement, analogue or derivative thereof and any salts, esters, hydrates, solvates, enantiomers, regioisomers, isomers, stereoisomers, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, polymorphs, metabolites and pro-drugs (including ester pro- drugs), racemate, chelate, tautomer or optically active form thereof;

Licensed IP	the Licensed Know-How, and Licensed Patents and Eloxx's interest in the Research Program IP;
Licensed Know-How

means all Know-How Controlled by Eloxx as of the Effective Date or during the Term that is necessary or reasonably useful for the Development, manufacture or Commercialization of the Licensed Compound or Licensed Products, including without limitation all Know How and data contained in the information listed in Schedule 7;

Licensed Patents	means:

(a)
any Patents Controlled by Eloxx filed prior to, on or after the Effective Date claiming any Licensed Compounds or Licensed Products, or that are necessary or reasonably useful for the Development or Commercialization of the Licensed Compounds or Licensed Products; and

(b)
any Patents claiming priority from the Patents described in (a); in each case (a) and (b) as set out in Part 1 of Schedule 1, which Schedule 1 may be updated by written agreement of the Parties from time to time during the Term of this Agreement (c) excluding in each case the Patents listed in part 3 of Schedule 1;
Licensed Products

any and all pharmaceutical products containing a Licensed Compound as an active ingredient, including Combination Products, in any and all formulations, forms of administration, presentations, and dosages to be developed and exploited in the Field;

Licensee Improvements	any improvements, enhancements or modification to the Licensed IP that is developed, made, conceived, reduced to practice or generated by or on behalf of Licensee;
Losses	the meaning set forth in clause 11.1;
MAD Trial	the meaning set forth in Schedule 2;
Materials

any tangible chemical or biological material, including any small molecules, DNA, RNA, clones, cells, and any expression product, progeny, derivative or other improvement thereto, along with any tangible chemical or biological material;

Manufacturing Technology Transfer	the meaning set forth in clause 4.10;
Milestone Events	the meaning set forth in clause 5.2(a);
Milestone Payments	the meaning set forth in clause 5.2(a);
NDA

a New Drug Application filed with the FDA in conformance with applicable laws and regulations, or the foreign equivalent of any such application in any other country filed with a Regulatory Authority to obtain marketing approval for a pharmaceutical product;
Net Sales

with respect to a Licensed Product for any period, the gross amount billed or invoiced by Licensee, its Affiliates or its or their Sublicensees for the sale of a Licensed Product to Third Parties (including Distributors), less the following deductions (as determined in accordance with IFRS ):

:

(a)
normal and customary trade, quantity and prompt settlement discounts including adjustments and allowances to Third Parties, including without limitation for price and floor stock adjustments, shortages, promotional payments, billing errors, rejections, returns, damaged or destroyed Licensed Product, recall and bad debts;

(b)
credits, refunds, rebates, chargebacks (allowed, given or accrued, including but not limited to cash, governmental and managed care rebates, hospital or other buying group chargebacks, and governmental taxes in the nature of a rebate based on usage levels or sales of the Product, or the like), administrative fee arrangements,

reimbursements, fees or similar payments to wholesalers, buying groups, pharmacy benefits management companies, health maintenance organizations or other institutions or health care organizations or other customers;

(c)
any other rebates, chargebacks, paybacks and other similar allowances made, including with respect to sales paid for by any institution, governmental or Regulatory Authority, public or private body with competence in pricing or reimbursement matters;

(d)
freight, insurance, import/export, and other transportation charges set forth separately as such in the total amount invoiced, as well as any fees for services provided by wholesalers and warehousing chains specifically related and reasonably allocated to the distribution of such Licensed Products;

(e)
price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise accrued or paid to governmental authorities or other payees as patient assistance programs (savings cards, e vouchers, etc.);

(f)
amounts repaid or credited by reason of rejection, return or recall of goods, rebates or bona fide price reductions;

(g)
customs and excise duties and other taxes or duties related to the sales, including VAT, to the extent that such items are included in the gross amount invoiced; and

(h)
any invoiced amounts that are not collected by Licensee, its Affiliates or its or their Sublicensees, including bad debts.

Any of the deductions listed above that involves a payment by Licensee, its Affiliates or its or their Sublicensees shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. For the purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when invoiced and a "sale" shall not include transfers or dispositions of such Licensed Product for pre-clinical or clinical purposes, as samples, or for charitable, regulatory or government purposes, in each case, without charge or to the extent sold for no more than the manufacturing costs thereof, but shall include commercial sales to government purchasers. Licensee's, its Affiliates' or its or their Sublicensees' transfer of any Licensed Product to an Affiliate or Sublicensee shall not result in any Net Sales, unless such Licensed Product is consumed by such Affiliate or Sublicensee in the course of its commercial activities.

In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of Net Sales by the fraction A/(A+B), where A is the average invoice price in such country of any Licensed Product that contains the same Licensed Compound(s) as such Combination Product as its sole active ingredient(s), if sold separately in such country and B is the average invoice price in such country of each product that contains active ingredient(s) other than the Licensed Compound(s) contained in such Combination Product as its sole active ingredient(s), if sold separately in such country;

provided that the invoice price in a country for each Licensed Product that contains only the Licensed Compound(s) and each product that contains solely active ingredient(s) other than the Licensed Compound(s), included in the Combination Product shall be for a quantity comparable to that used in such Combination Product and of substantially the same class, purity and potency or functionality, as applicable. If either such Licensed Product that contains the Licensed Compound(s) as its sole active ingredient or a product that contains the active ingredient(s) (other than the Licensed Product), in the Combination Product as its sole active ingredient(s) is not sold separately in a particular country, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of and all other factors reasonably relevant to the relative value of, the Licensed Compound(s), on the one hand and all of the other active ingredient(s), as applicable, collectively, on the other hand.

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Licensee, its Affiliates or its or their Sublicensees, which must be in accordance with IFRS;

Orphan Drug Designation	is a designation by the FDA (and other Regulatory Authorities outside the US) to drugs that have the potential to treat patients with rare diseases;
Party Representatives	the meaning set forth in clause 10.1;
Patent Challenge	the meaning set forth in clause 8.7;
Patents	all patents or patent applications, including any continuations, continuations-in-part (to the extent relating to existing patents or patent applications and not to any new subject matter), divisions, provisional or any substitute applications, any patent issued with respect to any such patent applications, any reissue, re-examination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing, or as applicable portions thereof or individual claims therein;

Phase I Clinical Trial

as to a specific Licensed Product, a first clinical study conducted in humans. For the avoidance of doubt, the dose escalation and dose expansion parts of a Phase Ia/Ib clinical trial shall be considered part of the same Phase I Clinical Trial;

Phase II or Proof Of Concept (POC) Clinical Trial

as to a specific Licensed Product for a specific Indication, a clinical study in patients conducted in accordance with cGCP which may use a variety of study designs and is intended to confirm pharmacokinetics and pharmacodynamics, efficacy, evaluate safety and efficacy in target populations, and/or inform the design or endpoints for a subsequent trial, as described in ICH Guideline E8, General Considerations for Clinical Trials;

Phase III or Pivotal Clinical Trial

as to a specific Licensed Product for a specific Indication, a clinical study conducted in humans in accordance with cGCP to demonstrate or confirm the therapeutic benefit of the Licensed Product in such Indication and to provide an adequate basis for obtaining Regulatory Approval, as described in ICH Guideline E8, General Considerations for Clinical Trials;

Plan	has the meaning set forth in clause 4.8(c)(i);

Priority Review Voucher

means a priority review voucher awarded by the FDA under Section 524 or Section 529 of the Federal Food, Drug and Cosmetic Act or awarded under any successor or comparable government program in the United States or another country;

Priority Review Voucher Income

all consideration, in any form, received by Licensee (or Eloxx if applicable), a Sublicensee, or any of their Affiliates, as the case may be, in connection with the sale or transfer to an unrelated Third Party in a bona fide arm’s-length transaction of a Priority Review Voucher awarded in connection with the Licensed Compound or a Licensed Product;

Product Trademark	has the meaning set forth in clause 8.8(b)(x);
PRV Fair Market Value

with respect to each Priority Review Voucher, the average of the sale price of the most recent three (3) Priority Review Vouchers sold in the U.S. in publicly announced, bona fide arm’s-length transactions prior to the issuance of such Priority Review Voucher;

Regulatory Approval

any and all approvals (excluding pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary to commercially distribute, sell or market a product in a country, including any:

(a)
conditional or accelerated approval;

(b)
approval for a product (including any supplements and amendments thereto);
(c)
pre- and post-approval marketing approvals or authorizations (including any manufacturing approval or authorization related thereto);

(d) labelling approval; and (e) technical, medical and scientific licenses;
Regulatory Authority

any national, supranational, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity (including the FDA and the EMA and any other agencies in any country) regulating or otherwise exercising authority with respect to the research, development, manufacture, distribution, marketing, storage, transportation, use or sale of pharmaceutical products;

Regulatory Exclusivity

with respect to a Licensed Product in a country, any exclusive marketing right, data exclusivity right, orphan drug designation, or another exclusive right which would prevent a Generic Product or competing product from obtaining a Regulatory Approval or being marketed or sold in such country, conferred by any Governmental Authority with respect to such Licensed Product in such country, other than a Patent right;

Research Budget	has the meaning set forth in clause 4.2(a);
Research Program IP	has the meaning set forth in clause 7.9;
Research Term	the period from the Effective Date until completion of the work specified in the Eloxx Transitional Plan or such later date as may be agreed by the Parties through the JSC;
Reversion Product	any Licensed Product;
Reversion IP	on a Reversion Product-by-Reversion Product basis, all Patents and Know-How that at the Termination Date are Controlled by Licensee or its Affiliates and are incorporated into or necessary or used by Licensee for the Exploitation of, such Reversion Product;
Royalty Payment	the meaning set forth in clause 5.3;
Royalty Term	the meaning set forth in clause 5.3;
SAD Activity Plan	the plan with research and development activities attached set forth in Part A of Schedule 2 bis;
SAD Trial	the meaning set forth in Schedule 2;
Sales Milestone Event	the meaning set forth in clause 5.2(b);
Sales Milestone Payment	the meaning set forth in clause 5.2(b);
Second Indication	means the Indication of familial adenomatous polyposis with nonsense mutations;
Senior Officer	the Chief Executive Officer of Eloxx and the Chief Executive Officer of Licensee, or the functional successor in their respective organizations;
Sublicensee

a Third Party to whom Licensee or its Affiliate has granted a sublicense under clause 2.1 to make, have made, use, sell offer for sale, import or commercialize a Licensed Product, but excluding Distributors and wholesalers and resellers who do not have a sublicense from Licensee of Licensed IP under clause 2.1;

Term	the meaning set forth in clause 8.1;

Termination Date	the date on which any termination of this Agreement becomes effective;
Territory	worldwide;
Third Party	any person who is not a Party or an Affiliate of a Party;
Third Party Claim	the meaning set forth in clause 11.1;
Third Party Payments	the meaning set forth in clause 5.4(a);
US	the United States of America, including all of its territories and possessions;
USD or $	United States Dollars;
Valid Claim

(a)
a claim of an issued and unexpired Patent included within the Licensed Patents or Patent forming part of the Research Program IP or which has not been abandoned, cancelled or held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, or which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or

(b)
a claim of a pending Patent application included within the Licensed Patents or Patent forming part of the Research Program IP which claim was filed and is being prosecuted in good faith and has not been cancelled, withdrawn from consideration, abandoned or finally disallowed without the possibility of appeal or refiling of the application;

provided that such prosecution has not been on-going for more than seven years;
Value Added Tax

(a)
in relation to any jurisdiction within the EU, the tax imposed by the Council Directive on the common system of value added tax (2006/112) and any national legislation implementing that directive together with legislation supplemental thereto and the equivalent tax (if any) in that jurisdiction; and
(b)
in any other country, any other value added, goods and services or similar tax chargeable on the supply or deemed supply of goods or services under applicable legislation; but, in each event, excluding any US sales tax.

1.2
Unless the context of this Agreement otherwise requires:

(a)
words using the singular or plural number also include the plural or singular number, respectively;

(b)
the terms "hereof," "herein", "hereby," and other similar words refer to this entire Agreement;

(c)
the words "include", "includes", and "including" when used in this Agreement shall be deemed to be followed by the words "without limitation", unless otherwise specified;

(d)
the term "clause" refers to the specified clause of this Agreement; and

(e)
references to any "person" include individuals, sole proprietorships, partnerships, limited partnerships, limited liability partnerships, corporations, limited liability companies, business trusts, joint stock companies, trusts, incorporated associations, joint ventures or similar entities or organisations, and the successors and permitted assigns of that person. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days. Drug discovery,

development and approval process terms contained herein shall be defined by the FDA, Center for Drug Evaluation & Research and the equivalent terms used by the EMA.

2
LICENSE

2.1
License granted by Eloxx

Eloxx grants to Licensee, and Licensee hereby accepts:

(a)
an exclusive (save as to allow: (i) Eloxx to carry out the Eloxx Transitional Plan in accordance with this Agreement; and (ii) either Eloxx or licensee to Develop the Licensed Product in the Second Indication pursuant to clause 4.8(c)), royalty-bearing, sublicensable (through multiple tiers) licence to and under Eloxx's right, title and interest in and to the Licensed IP to Exploit the Licensed Compounds and Licensed Products in the Field in the Territory; and

(b)
a non-exclusive, sublicensable (through multiple tiers) licence to and under Eloxx's right, title and interest in and to the Eloxx Platform IP and any other Intellectual Property rights Controlled by Eloxx as at the Effective Date to the extent necessary to: Exploit Licensed Compounds and Licensed Products in the Field in the Territory, including the Patents set out in Part 3 of Schedule 1.

2.2
Harvard License Agreement

(a)
Licensee agrees to prepare the Development Plan, as set forth in Section 4.7(a) below with the aim to achieve the development milestones listed in paragraphs 4 through 7 of Exhibit 1.11 of the Harvard License Agreement.

(b)
Eloxx acknowledges and agrees that in the event this Agreement or the Harvard License Agreement shall be rejected by or on behalf of Eloxx pursuant to Bankruptcy Code section 365(a) or similar insolvency law, then upon such rejection Licensee shall be entitled to assume all of Eloxx’s rights and obligations under the Harvard License Agreement in accordance with Section 10.3.1 of the Harvard License Agreement, in which case all Royalty Payments otherwise payable hereunder shall be subject to reduction in accordance with clause 5.5(b) of this Agreement.

2.3
Transition Activities

(a)
Eloxx shall conduct the activities set forth in the Eloxx Transitional Plan and shall transition the Development of the Licensed Compounds and Licensed Products to Licensee and transfer the Licensed Know-How to Licensee.

(b)
From the Effective Date until completion of the transition activities under the Eloxx Transitional Plan and thereafter during the Research Term, at no additional cost or expense to Licensee, Eloxx shall provide all Licensed Know-How that relates to Licensed Compounds and Licensed Products that is in the possession or control of Eloxx and has not previously been provided to Licensee (whether under this Agreement or otherwise) for use solely in accordance with the license granted under clause 2.1. Eloxx shall be under no obligation to disclose Know-How that relates to the Eloxx Platform and is not necessary to Exploit the Licensed Compound discovered, identified, generated or optimised using the Eloxx Platform, unless this is required by any Regulatory Authorities or Governmental Authorities. Eloxx shall transfer to Licensee any Know-How that relates to the Eloxx Platform as required by any Regulatory Authorities or Governmental Authorities in connection with the Development and Exploitation of the Licensed Compound or the Licensed Product under this Agreement. Any Know-How conceived, generated or developed by either Party (solely or jointly with the other Party) that is an improvement to or specifically relates to the use of the Eloxx Platform using such transferred Know-How and does not relate to Licensed Compound (a "Eloxx Platform Improvement") shall be owned by Eloxx.

2.4
Retention of Rights and Licensee Improvements

(a)
Except as expressly provided herein, Eloxx grants no other right or license, including any rights or licenses to the Licensed IP, the Eloxx Platform IP or any other Patent or Intellectual Property not otherwise expressly granted herein.

(b)
Except as expressly provided herein, Licensee grants no other right or license, including any rights or licenses to Licensee Background IP or any Patent or Intellectual Property (whether existing as of the Effective Date or thereafter) not otherwise expressly granted herein.

(c)
Licensee Improvements shall be the exclusive property of Licensee.

2.5
License to Licensee Background IP

Subject to the terms and conditions of this Agreement, Licensee grants to Eloxx, and Eloxx hereby accepts, a non-exclusive, royalty-free, license to and under Licensee Background IP for the sole purpose of carrying out the Eloxx Transitional Plan in accordance with this Agreement. Eloxx may grant sublicenses under this license through a single tier solely to subcontractors appointed in accordance with clause 4.5.

2.6
Non-compete

Subject to clause 2.7, Eloxx shall not, and shall procure that its Affiliates shall not, during the Term of this Agreement, (directly itself or indirectly by granting any rights or assisting any Third Party) Develop or Commercialise any Competitive Product.

2.7
Clause 2.6 shall not apply to a Third Party that is not an Affiliate of Eloxx at the Effective Date but subsequently becomes an Affiliate as a result of: (a) a merger with or acquisition by such Third Party of Eloxx or its parent company occurring after the Effective Date, including any Change of Control transaction of Eloxx or its parent company; or (b) a transaction that results in Eloxx acquiring rights to Exploit a Competitive Product after the Effective Date as an ancillary aspect of a broader transaction (i.e. where Eloxx or an Affiliate is the acquiring party) (each a "Competitive Transaction"), provided however that: in the case of Eloxx and its Affiliates and, in each case, if at the time of such Competitive Transaction the Third Party counterparty is, Developing, Commercializing or otherwise Exploiting a Competitive Product then Eloxx and its Affiliates shall, within twelve (12) months of the consummation of such Competitive Transaction either: (i) sell, transfer or otherwise divest all rights to Exploit such Competitive Product to a Third Party (a “Divestment”) where, following such Divestment, none of Eloxx nor any Affiliate retain any right to engage, and do not in fact engage, in any management, governance or decision-making activities in connection with such Competitive Product in the Territory or (ii) in the case of a Competitive Transaction falling within subclause (a) above, commence or continue the Development, manufacture and Commercialization of such Competitive Product, provided that Eloxx may not make available, use or practice, or permit the Third Party acquirer to use or practice under any of the Eloxx Platform, Licensed IP including Eloxx Platform IP, Eloxx Platform Improvements, or Licensee Background IP in connection with such Competitive Product.

2.8
Sublicensing

Licensee shall be entitled to grant to its Affiliates or a Third Party a sublicense of the rights granted to Licensee under clause 2.1 without the prior written consent of Eloxx. Any such sublicense shall be granted on terms that are consistent with the terms of this Agreement. Licensee shall notify Eloxx in writing of the identity of each such Sublicensee and shall provide a copy of each such sublicense agreement (which may have redacted specific provisions, such as financials) to Eloxx promptly following the execution of such sublicense agreement. Licensee shall be responsible for ensuring that each such Sublicensee complies with the terms of this Agreement.

2.9
Confirmatory Patent License

Eloxx shall, if requested to do so by Licensee, immediately enter into confirmatory license agreements substantially in the form reasonably requested by Licensee for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as Licensee considers appropriate.

2.10
Preservation of Licenses

Eloxx shall not, and if any Licensed IP or the Eloxx Platform IP is transferred to an Affiliate in accordance with this Agreement, shall procure that its Affiliates shall not:

(a)
encumber the Licensed IP or the Eloxx Platform IP in a manner which is inconsistent with the rights and licenses granted to Licensee under this Agreement;

(b)
transfer or assign any of the Licensed IP or the Eloxx Platform IP to an Affiliate or Third Party (and for clarity any assignment of this Agreement is subject to clause 12.1); or

(c)
grant any rights or licenses under the Licensed IP or the Eloxx Platform IP that are inconsistent with the rights and licenses granted to Licensee under this Agreement.

3
GOVERNANCE

3.1
Establishment of JSC

Within 30 days of the Effective Date, the Parties shall establish a Joint Steering Committee (te "Joint Steering Committee" or "JSC") consisting of two (2) representatives, designated by each Party. The initial members of the JSC will be nominated by the Parties promptly following the Effective Date. Such representatives shall be individuals suitable in seniority and experience and having delegated authority to carry out the activities of the JSC with respect to matters within the scope of the JSC's responsibilities. The JSC shall operate in accordance with the provisions of clauses 3.2 to 3.8, and shall have no authority to alter or amend the terms and conditions of this Agreement, including any payment conditions or terms, periods for performance, or obligations of the Parties. A Party may change one or more of its representatives serving on the JSC at any time upon written notice to the other Party. At its meetings, the JSC shall discuss the matters described below and such other matters as are reasonably requested by either Party's Alliance Manager.

3.2
Responsibilities of JSC

The JSC shall, during the term of this Agreement perform the following functions:

(a)
facilitate communication between the Parties;

(b)
discuss and review activities relating to the Eloxx Transitional Plan and Eloxx Manufacturing Activities;

(c)
review and approve any updates or amendments to the Eloxx Transitional Plan (including the applicable budgets); and

(d)
perform such other functions as are specifically designated for the JSC in this Agreement or the Parties otherwise agree.

3.3
Meetings

The JSC shall meet at least twice per Calendar Year, or at a frequency determined by the JSC, and JSC meetings can be called at other times by agreement between the Parties for any reason including if it is necessary to resolve Committee Deadlocks in accordance with clause

3.6. JSC meetings may be conducted by telephone, video-conference or in person. Any in- person JSC meetings shall be held on an alternating basis between Eloxx's and Licensee's facilities, unless otherwise agreed by the Parties. Each Party shall be responsible for its own expenses in attending such meetings. As appropriate, the JSC may invite a reasonable number of non-voting employees, consultants and scientific advisors to attend its meetings as non- voting observers; provided that such invitees are bound by appropriate written confidentiality obligations no less restrictive than those set forth herein. Each Party may also call for special meetings of a JSC to discuss particular matters requested by such Party. The Alliance Managers shall provide the members of the JSC with no less than ten Business Days' notice of each regularly scheduled meeting and, to the extent reasonably practicable under the circumstances, no less than five Business Days' notice of any special meetings called by either Party.

3.4
Minutes

Minutes will be kept of all JSC meetings by the chair of the JSC (or their designees) (which shall be a representative of Licensee) and sent to all members of the JSC by facsimile or e-mail for review and approval within 30 days after each such meeting. The JSC shall formally accept the minutes of the previous meeting at or before the next meeting of the JSC. Minutes will be deemed approved unless any member of the JSC objects to the accuracy of such minutes by providing written notice to the other members of the JSC within 30 days following circulation of the minutes. Minutes shall list action items and shall designate any issues that need to be resolved by the JSC or applicable resolution process. In the event of any objection to the minutes that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute.

3.5
Decision Making within JSC

Decisions of the JSC shall be made by unanimous vote, with each Party having one (1) vote; in order to make any decision, the JSC must have present (in person or via telephone or videoconference) and voting at least one representative of each Party, unless the meeting has been reconvened on not less than five days' notice because the prior meeting was not quorate.

3.6
Referral to Senior Officers

If the JSC cannot resolve a material matter within its responsibilities by consensus (a "Committee Deadlock"), then such Committee Deadlock shall be escalated to the Senior Officers for further consideration; provided that such escalation and further consideration shall not prevent a Party from exercising its casting vote on the JSC or implementing any decision of the JSC following such escalation. Either Party shall have the right to select a Third Party who has experience of issues that are relevant to the disputed issue to present their views to the JSC which shall in good faith listen and consider such views. For the purpose of this clause 3.6, a matter shall be considered material if it might reasonably be expected to have a material adverse effect on the achievement of the milestones listed in clause 5.2(a). If the JSC is unable to resolve such dispute following such Third Party consultation, either Party may refer such dispute to the Senior Officers for resolution. If the Senior Officers are unable to resolve a Committee Deadlock within fifteen (15) Business Days after such matter is referred to them, Licensee shall have final decision-making authority with regard to such matter provided that in connection with such exercise of final decision-making authority: (i) Eloxx shall not be under an obligation to carry out activities under the Eloxx Transitional Plan if the costs of those activities are not to be reimbursed by Licensee pursuant to an approved budget, and (ii) Eloxx shall not be required to increase the number of FTEs allocated to the Eloxx Transitional Plan unless it so agrees in writing, and (iii) Licensee shall not have the final decision making authority with regard to any proposed amendment to the budget for Eloxx's activities under the Eloxx Transitional Plan.

3.7
Limitation of Powers

The JSC is not a substitute for the rights of the Parties under this Agreement and is intended to coordinate and facilitate the activities of the Parties during the Research Term. The JSC will not be involved with the day-to-day management of activities to be performed by a Party under this Agreement. The JSC will have no power to amend this Agreement.

3.8
Alliance Managers

Each Party shall designate an individual to serve as the main point of contact for such Party to exchange information, facilitate communication and coordinate the Parties' activities under this Agreement (each, an "Alliance Manager"). The Alliance Managers shall on no less frequently than once every six months provide oral reports to the JSC (or designate an appropriate representative to attend meetings and provide such reports on the Alliance Manager's behalf) unless more frequent updates are requested by the JSC; provided, however, that the Alliance Managers shall not be counted as members of the JSC (and shall not vote on matters discussed at any JSC meeting). Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party.

4
DEVELOPMENT AND DILIGENCE

4.1
Research and Development Program

(a)
Eloxx shall use Commercially Reasonable Efforts to conduct the activities set forth in

(i) SAD Activity Plan and (ii) the Eloxx Transitional Plan, to Develop the Licensed Compound.

(b)
Following completion of the Eloxx Transitional Plan, as between Licensee and Eloxx, Licensee shall have responsibility and sole decision-making authority, for progressing the Development and Commercialization of Licensed Products.

4.2
SAD Activity Plan

(a)
Eloxx shall be responsible at its sole cost and expense for (a) conducting and completing the SAD Activity Plan as per the conditions set forth in Schedule 2 bis and
(b)
generating all required information under the Data Package and deliver a complete copy of the Data Package to Licensee, within a maximum period of twelve (12) months from the Effective Date.

(b)
Regulatory Activities. Eloxx shall be responsible at its sole cost and expense for preparing and conducting a Type A meeting with the FDA for purposes of reviewing and if possible to resolve any current limitations on the performance of clinical trials with the Licensed Product (the “FDA Meeting”) once the pharmacokinetics data from the SAD Activity Plan are available. Eloxx shall use its reasonable efforts to ensure that up to two representatives of Licensee will have the right to attend (as observers only) in the FDA Meeting subject to the same being permitted by the FDA. After the FDA Meeting, Eloxx shall use its reasonable efforts to obtain the lift of any current clinical hold imposed by the FDA on the Licensed Product, including without limitation submitting a clinical hold complete response to all requests formulated by the FDA in the Partial Clinical Hold Letter on IND 160275 issued on April 28th 2023 as per the guidance for industry issued by the FDA in October 2000 "Submitting and Reviewing Complete Responses to Clinical Holds". Eloxx shall be responsible at its sole cost and expense for any regulatory interactions with the FDA and other regulatory authorities as applicable, and for ensuring that all regulatory dossiers and Regulatory Approvals, as applicable, are kept and updated in accordance with any applicable Laws and regulatory requirements. Until completion of the SAD Activity Plan, should there be any interaction with FDA or the equivalent authorities in other countries, Eloxx shall inform in advance to Licensee of its purpose, and Eloxx shall give Licensee the possibility to review any data package or information to be provided to such authorities. Additionally, Eloxx shall discuss any proposed amendments to ELOXX’s existing IND with Licensee, and shall consider Licensee’s comments on such amendments in good faith.

(c)
Monthly Reporting. Eloxx shall update Licensee on a monthly basis regarding its performance of the SAD Activity Plan and relevant regulatory activities as set forth in paragraphs (a) and (b) of this Section 4.2, as well as any other material information and data generated as a result of such activities relevant to the Licensed Compound and/or the Licensed Product. Each such update shall summarize Eloxx’s significant activities with respect thereto and shall contain information at a level of detail reasonably necessary for Licensee to determine Eloxx’s compliance with its obligations set forth herein.

4.3
Eloxx Transitional Plan

(a)
The Eloxx Transitional Plan and associated budget (the "Research Budget") as of the Effective Date is attached at Schedule 2. If a Party believes that the Eloxx Transitional Plan (including the Research Budget included therein) should be amended, such Party shall propose such amendment to the other Party and the matter shall be discussed at the JSC. Notwithstanding the foregoing, if Eloxx is committed to commencing (i.e. Eloxx is contractually committed, or has incurred non-cancellable costs), or has commenced a Clinical Trial forming part of the Eloxx Transitional Plan, the budget for such Clinical Trial shall not be reduced unless the Parties agree in writing and if the budget for any such Clinical Trial needs to be increased, Licensee shall not unreasonably withhold its consent to any such increase proposed by Eloxx (but only if the increase is below ten percent (10%) of the initial Research Budget unless the excess is a result of changes to the scope of the Eloxx Transitional Plan, changes due to fluctuations in currency exchange rates, regulatory fees or any fees incurred or to be incurred due to any Force Majeure Event or any Third Party fees incurred or to be incurred by Eloxx or its vendors), provided that Eloxx shall provide to Licensee a reasonably detailed statement of committed and anticipated costs supporting the proposal for such increased budget.

(b)
The terms of, and activities set forth in, the Eloxx Transitional Plan shall at all times be conducted in compliance with all applicable Laws, including, as applicable, ICH and GxP guidelines and regulations, informed consent and institutional review board ("IRB") regulations, and in accordance with professional and ethical standards customary in the pharmaceutical and biotechnology industry, taking into account, where applicable, each Party's health care compliance policies and applicable standard operating procedures. For clarity, in no event shall Eloxx be obliged to conduct any portion of any Clinical Trial for which the Parties are unable to agree on the Protocol, and no such Clinical Trial shall be included within the Eloxx Transitional Plan.

(c)
Eloxx agrees that Licensee retains the right to select discrete activities under the Eloxx Transitional Plan to have them performed by Licensee or one designated Third Party, in which case the Research Budget and its allocation between the Parties will be adjusted accordingly.

4.4
Eloxx Efforts

Within the Research Term, Eloxx shall carry out the activities allocated to it under the SAD Activity Plan and the Eloxx Transitional Plan in accordance with good scientific standards and practices and in compliance in all material respects with the requirements of applicable Laws and regulations, including, as applicable, ICH and GxP guidelines and regulations, informed consent and IRB/Ethics Committee regulations. Eloxx will allocate to the Eloxx Transitional Plan the number of FTEs set out in the Eloxx Transitional Plan. Eloxx will carry out the SAD Activity Plan and the Eloxx Transitional Plan in conformity with standard pharmaceutical and biotechnology industry practices and the terms and conditions of this Agreement and will prepare and maintain, or will cause to be prepared and maintained, complete and accurate laboratory notebooks and other written records, accounts, notes, reports and data with respect to such activities that properly reflect all work done and results achieved in the performance of the SAD Activity Pland and the Eloxx Transitional Plan in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with applicable Laws. Upon Licensee's written request and at its expense, Eloxx will send legible copies of the aforesaid to Licensee. Such records shall be retained by Eloxx for at least five years after the expiration or termination of the Eloxx Transitional Plan and Eloxx shall transfer these records to Licensee after the end of such 5-year period.

4.5
Subcontracts

Either Party may perform its Development activities pursuant to this Agreement through one or more Third Party subcontractors, provided that:

(A)
such Party engages each Third Party subcontractor through a written agreement consistent with the terms and conditions of this Agreement;

(B)
no rights of either Party under this Agreement are diminished or otherwise adversely affected as a result of such subcontracting;

(C)
the subcontractor undertakes the obligations of confidentiality and non- use regarding Confidential Information which are substantially the same as those undertaken by the Parties pursuant to clause 6; and

(D)
the subcontractor agrees that any Intellectual Property developed in the course of the work hereunder shall be assigned to the Party engaging the subcontractor or such Party's designee, so as to permit re-assignment as required by the terms and conditions of this Agreement; and

(E)
Eloxx may subcontract its activities under the Eloxx Transitional Plan only with prior written consent of Licensee, not to be unreasonably withheld or delayed. The Party engaging any such Third Party subcontractor shall be responsible for the performance of all such subcontractors of activities under this Agreement and for all compensation due to the Third Party subcontractor (or its employees or agents) arising from such subcontracting. If following the Effective Date Eloxx engages any new subcontractors to perform activities under the Eloxx Transitional Plan, Eloxx shall use Commercially Reasonable Efforts to agree with such subcontractor that Licensee shall be a third party beneficiary under the relevant new subcontractor agreement and to reserve a right of Licensee to have the relevant agreement assigned to Licensee upon request of the Licensee.

4.6
Reports

Eloxx shall keep Licensee reasonably informed as to the progress achieved and results, discoveries and technical developments made in the course of performing activities under the Eloxx Transitional Plan, including by providing a complete final report of the Clinical Trials carried out as part of the Eloxx Transitional Plan.

4.7
Development Costs

(a)
Licensee shall be responsible for all Third Party costs incurred by the Parties in conducting activities specified under the Eloxx Transitional Plan in accordance with this clause 4.7 within the agreed Research Budget. Eloxx shall be responsible for all costs (including Third Party costs) incurred in conducting the SAD Activity Plan.

(b)
Eloxx shall, promptly after the Effective Date, execute and provide to Licensee signed contracts with those Third Party subcontractors carrying out the activities described in clause 4.7(a) as applicable, as listed in Schedule 3. Payment of any costs to be incurred after the Effective Date in respect of such activities shall be paid in accordance with Section 5.11, subject to Eloxx providing any other relevant supporting documentation or contract if applicable from the Third Party subcontractor to Licensee for the ongoing activities. Licensee retains the right to have any or all of these contracts with the subcontractors listed in Schedule 3 assigned to Licensee upon so requesting to Eloxx by 10-day prior notice and Eloxx shall include such right in all contracts with these subcontractors.

(c)
Process improvement costs: Licensee shall also pay to Eloxx the costs to be incurred to complete work on the process improvement for the Licensed Compound details of which are set out in the Eloxx Transitional Plan within the agreed Research Budget.

(d)
FTE costs: In relation to FTEs used by Eloxx to carry out the Eloxx Transitional Plan, Licensee shall pay the respective FTE Rate per 12 months period of the Research Term within the agreed Research Budget as set out in Schedule 2 unless otherwise agreed in writing by the Parties through the JSC.

(e)
If at any time during the Research Term Eloxx anticipates not being able to complete any activities under the Eloxx Transitional Plan within the agreed Research Budget, it shall notify Licensee and the Parties will discuss in good faith any increases required to the agreed Research Budget. Eloxx shall provide a statement to Licensee during the Research Term setting out the costs to be incurred or required to be paid in connection with such activities together with copies of any invoices or other supporting documentation for any payments to a Third Party, and an invoice for such costs. Any such invoices shall be paid by Licensee in accordance with Section 5.11. Eloxx shall not be required to undertake any Third Party activities under the Eloxx Transitional Plan unless the costs of carrying out such activities are paid for by Licensee.

4.8
Ongoing Development and Commercialization

(a)
Diligence and Development Plan

(i)
Promptly following the end of the Research Term, Licensee shall prepare a development plan setting out the activities that Licensee plans to carry out for the further development of Licensed Products and timelines for completion of such activities (the "Development Plan") and shall provide a copy of the same to Eloxx. Beginning with the first full Calendar Year following the end of the Research Term, on an annual basis, Licensee shall review and, as required, prepare an update and amendment to the then-current Development Plan and send such updated and amended Development Plan to Eloxx for its review and comment. Such updated and amended Development Plan shall reflect any changes with respect to the Development activities and plans with respect to Licensed Products. Licensee shall consider in good faith and take into account the comments of Eloxx and Harvard University on the content of the Development Plan. Licensee may work on any and all Indications it chooses.

(ii)
Licensee shall use Commercially Reasonable Efforts and shall, to the extent applicable, cause its Sublicensees to use Commercially Reasonable Efforts:
(a)
to develop Licensed Products in accordance with the Development Plan; and (b) to market Licensed Products following their introduction into the market.

(b)
Reporting.

(i)
Within thirty (30) days after the end of each Calendar Year, Licensee shall furnish Eloxx with a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior year to develop and commercialize Licensed Products, including:

(A)
Development activities;

(B)
Commercialization efforts; and

(C)
marketing efforts.

Each report must contain a sufficient level of detail for Eloxx and Harvard University to assess whether Licensee is in compliance with its obligations under clause 4.8(a) and a discussion of intended efforts for the then current Calendar Year. Together with each report, Licensee shall provide Eloxx with a copy of the then current Development Plan. All reports delivered pursuant to this clause 4.8(b)(i) shall be deemed Confidential Information of Licensee pursuant to this Agreement.

(c)
Second Indication

(i)
Eloxx has the right to file an IND and initiate the Proof of Concept Clinical Trial in respect of the Licensed Product in the Second Indication, but only after the end of a period of twelve (12) months of completion of the Proof of Concept Clinical Trial for a Licensed Product in the First Indication. Licensee shall notify Eloxx in writing whether or not it intends to Develop the Licensed Product for the Second Indication, such notification to be provided within such 12 month period after completion of the Proof of Concept Clinical Trial for the Licensed Product. If the Licensee notifies Eloxx that it will not Develop the Licensed Product in the Second Indication, Eloxx shall have the right but not the obligation to take over the Development up to completion of the Pivotal Clinical Trial of the Licensed Product in the Second Indication. If Eloxx intends to pursue such Development it will notify Licensee in writing, it being agreed that Licensee retains the right to at any time take over the Development of the Licensed Product in the Second Indication. Upon successful completion of a Pivotal Clinical Trial in the Second Indication, the Licensee and Eloxx shall undertake good faith discussions to determine the appropriate Commercialization plan for the Licensed Product in the Second Indication. For clarity if Licensee obtains Regulatory Approval for the Licensed Product in the Second Indication in either the US, the EU or Japan, Licensee shall use its Commercially Reasonable Efforts to Launch the Licensed Product in the Second Indication in such country.

(ii)
In the event that Eloxx elects to undertake the Development of the Licensed Product in the Second Indication, (a) Eloxx shall manage all regulatory activity in relation to the Licensed Product in the Second Indication and all Intellectual Property that it creates in carrying out such Development and (b) Licensee:

(A)
shall at Eloxx's request, allow Eloxx or its Affiliate to cross reference Licensee's IND filings and all other regulatory filings and Regulatory Approvals owned or controlled by Licensee or its Affiliates in relation to the Licensed Product, for the sole purpose of performing clinical development of the Licensed Product in the Second Indication;

(B)
hereby grants to Eloxx, and Eloxx hereby accepts, a non-exclusive, royalty-free, worldwide, sublicensable license to and under Licensee Background IP and Licensee Improvements for the sole purpose of carrying out the Development of the Licensed Product in the Second Indication;

(C)
pay the Development and Launch Milestone Payments to Eloxx as set out in clause 5.2(b); and

(D)
Eloxx shall be responsible for the monitoring and reporting of safety information, if any, arising from or relating to its activities to develop the Licensed Products in the Second Indication to all relevant Regulatory Authorities and to Licensee. Thereafter, if the Licensee elects to Commercialize the Licensed Products in the Second Indication, the Licensee shall be responsible for all other monitoring and reporting of safety information to Regulatory Authorities. The Parties shall negotiate in good faith an appropriate agreement on Pharmacovigilance and safety.

4.9
Regulatory Affairs

(a)
Licensee shall, unless the Parties agree otherwise, own, and be responsible for preparing, seeking, submitting and maintaining, all regulatory filings and Regulatory

Approvals for Licensed Products, including preparing all reports necessary as part of a regulatory filing or Regulatory Approval. Eloxx shall provide all documentation and reasonable assistance of up to one hundred (100) hours for all such regulatory filings. Any additional support shall be charged at a rate of [***] per hour to Licensee.

(b)
Eloxx shall transfer to Licensee, free of charge, all Regulatory Approvals and applications for the Licensed Product obtained or filed prior to the signature of this Agreement. Eloxx shall also transfer to Licensee, free of charge, the IND promptly after the Effective Date.

(c)
During the Research Term, Eloxx may be responsible for certain regulatory submissions with respect to Clinical Trials for which Eloxx is responsible under the Eloxx Transitional Plan (itself or through a Third Party subcontractor). Eloxx shall consult with Licensee on any such regulatory submissions through the JSC, and shall provide Licensee with an opportunity to review and comment on all substantive, non- administrative submissions reasonably in advance of when such regulatory submissions are required to be submitted to a Regulatory Authority. Eloxx shall reasonably consider and incorporate Licensee’s comments. The content of all such regulatory submissions relating to the Licensed Compound and Licensed Products will be subject to Eloxx’s final say, provided that Eloxx shall only override Licensee’s comments if, in Eloxx’s reasonable opinion, implementing such comments would either:

(i) result in Eloxx not being in compliance with applicable Laws or conflict with Eloxx’s regulatory obligations as sponsor, or (ii) could result in safety or efficacy issues with regard to a Licensed Product.

(d)
If Eloxx is designated as responsible for submitting any regulatory submissions under the Eloxx Transitional Plan, Eloxx shall promptly provide Licensee with a copy, in electronic form, of all substantive, non-administrative regulatory submissions related to Licensed Products that are sent to or received from a Regulatory Authority during the Research Term. If Eloxx is responsible for attending any meetings with a Regulatory Authority, Eloxx shall ensure that one or more representatives of Licensee is invited to attend any meeting or substantive telephone conference call with a Regulatory Authority with respect to any matter related to Licensed Products or the Eloxx

Transitional Planduring the Research Term to observe and participate in any such meeting or conference call. Eloxx shall promptly furnish Licensee with copies of all substantive contact reports concerning substantive, non-administrative conversations or minutes from any substantive meetings with a Regulatory Authority with respect to any IND or CTA related to the Development of the Licensed Product.

(e)
Eloxx shall be responsible for the monitoring and reporting of safety information, if any, arising from or relating to its activities as set forth in the Eloxx Transitional Plan to all relevant Regulatory Authorities and to Licensee. Thereafter, Licensee shall be responsible for all other monitoring and reporting of safety information to Regulatory Authorities.

(f)
Eloxx shall be responsible, itself or through Third Parties for all the activities as specified in the Eloxx Transitional Plan. Eloxx shall be responsible for preparing and filing the clinical trial applications or equivalent for the applicable trials for which it is responsible in consultation with Licensee in accordance with this clause 4.9(f) and shall be the sponsor of such trials and shall have final say in relation to the content of all such submissions provided that Eloxx shall only override Licensee’s comments if, in Eloxx’s reasonable opinion, implementing such comments would either (1) result in Eloxx not being in compliance with applicable Laws or conflict with Eloxx’s regulatory obligations or (2) could result in safety or efficacy issues with regard to a Licensed Product. The Parties will consult with each other through the JSC with regard to any regulatory submissions that are required to be made to a Regulatory Authority with respect to such clinical activities and any correspondence or meetings with any such Regulatory Authority with regard to such clinical activities.

4.10
Manufacturing

Eloxx shall be responsible for the manufacture, control, release and supply of the Licensed Product and the API required to carry out the SAD Trial, the MAD Trial and for the non-clinical toxicology studies. Eloxx shall, if requested by Licensee, be responsible for the manufacture, control, release and supply of the Licensed Product and the API required to carry out the Phase

II Clinical Trial. Eloxx will perform such manufacturing obligations (collectively the “Eloxx Manufacturing Activities”) itself or through a Third Party clinical manufacturing organisation approved in writing by Licensee. Where Eloxx uses or, has prior to the Effective Date, used a Third Party clinical manufacturing organisation, Eloxx shall not be liable to Licensee for any failure by such Third Party with respect to the supply of the Licensed Product but shall use its reasonable endeavours to enforce its rights under the terms of any contract with such Third Party. The actual costs related to carrying out the Eloxx Manufacturing Activities shall be paid by Licensee in accordance with clause 4.7. Licensee shall be responsible for the manufacture and supply of the Licensed Product and the API to carry out Phase II Clinical Trials onwards unless otherwise agreed by the Parties.

4.11
Manufacturing Technology Transfer

Licensee shall determine the appropriate time to transfer to Licensee (or Licensee’s Third Party designee) all information in the possession of Eloxx that is necessary or reasonably useful for Licensee to manufacture or have manufactured the Licensed Compound and Licensed Products for Development and Commercialization in the Territory (the “Manufacturing Technology Transfer”). Commencing from the Effective Date, Licensee shall have the right to initiate or conduct the Manufacturing Technology Transfer and Eloxx shall provide all documentation and reasonable assistance for such transfer free of charge. Upon completion of a satisfactory Manufacturing Technology Transfer, Licensee shall pay to Eloxx an additional amount of [***].

4.12
Compliance with Laws

Each Party shall perform its responsibilities under this Agreement, including the manufacture of the Licensed Compound and Licensed Products, in accordance with all applicable Laws.

5
FINANCIAL PROVISIONS

5.1
Upfront Payment

As part consideration for the grant of rights under this Agreement, and on the terms and subject to the conditions set forth herein Licensee shall pay to Eloxx the non-refundable, non-creditable, one-time, sum of [***] as partial consideration for the grant of the license in clause 2.1. Payment shall be made to Eloxx by Licensee as follows: (i) with respect to the amount of [***], within ten (10) days after receiving the corresponding invoice from Eloxx after signature of this Agreement and (ii) the remaining amount of [***], within ten (10) days after receiving the corresponding invoice from Eloxx after receipt by Licensee of complete copies of the contracts to be entered into by Eloxx with all four subcontractors identified in Schedule 3 for Clinical Activities ([***]) together with a evidence of payment of the initial fees agreed with each of them. Except for an agreed amount of [***] or as otherwise agreed to by the Parties, Eloxx shall be prohibited from using any part of this Upfront Payment to prepay or repay any of its debt obligations to any Third Party (including Hercules Capital).

5.2
Milestone Payments

(a)
As part consideration for the grant of rights under this Agreement and the performance by Eloxx of its obligations hereunder, and on the terms and subject to the conditions set forth herein, Licensee shall make the following non-creditable, one-time, payments set forth below to Eloxx (collectively the "Development and Launch Milestone Payments") after the achievement by or on behalf of Licensee of the corresponding event set forth below for the first Licensed Product to achieve such events (collectively, the "Development and Launch Milestone Events"). Licensee will notify Eloxx in writing promptly, but in any event no later than thirty (30) days following the achievement of a Development and Launch Milestone Event. Licensee shall pay to Eloxx the Development and Launch Milestone Payment corresponding to such Development and Launch Milestone Event within forty-five (45) days following receipt of an invoice issued by Eloxx in respect of such Development and Launch Milestone Payment. Such payment shall be made by means of wire transfer of immediately available funds to an account designated in advance in writing by Eloxx to Licensee.

Milestone Number	Milestone Event	Milestone Payment for the first Licensed Product in the first Indication (USD)	Milestone Payment for the first Licensed Product in the Second Indication (USD)

Clinical Milestone
1	Receipt by Licensee of Data Package delivered by Eloxx after completion of the SAD Activity Plan	[***]	[***]
2	Acceptance of IND in the US	[***]	[***]
3	First patient dosed in the first Proof of Concept Clinical Trial	***]	[***]
4	First patient dosed in the first Pivotal Clinical Trial	[***]	[***]
5	Upon NDA filing in the US	[***]	[***]
6	Upon MAA filing in the EU	[***]	[***]

Launch Milestone
7	First Launch in the US	[***]	[***]
8	First Launch in the UK or any country in the EU	[***]	[***]
9	First Launch in Japan	[***]	[***]
(b)
In the event that Eloxx conducts the Development for the first Licensed Product in the Second Indication, all Development Milestones set out in clause 5.3(a) above achieved by Eloxx shall continue to be owed by Licensee to Eloxx. Eloxx will notify Licensee in writing promptly following the achievement of the applicable Development Milestone for the Licensed Product in the Second Indication. Licensee shall pay to Eloxx the Development and Launch Milestone Payment corresponding to such Development Milestone and Launch Milestone within forty-five (45) days following receipt of an invoice issued by Eloxx. Such payment shall be made by means of wire transfer of immediately available funds to an account designated in advance in writing by Eloxx to Licensee. As an exception and notwithstanding clause 8.2(a), it is agreed that the Development and Launch Milestone Payment for “Receipt by Licensee of Data Package delivered by Eloxx after completion of the SAD Activity Plan” shall not accrue and shall not be payable in case that Licensee sends a termination notice to Eloxx under any of the paragraphs of clause 8.2 within forty-five (45) days of receipt by License of the Data Package. Eloxx shall not issue an invoice for such Development and Launch Milestone Payment before the end of the said 45 day period (or in case that Licensee has sent a termination notice during such period).

(c)
As part consideration for the grant of rights under this Agreement, and on the terms and subject to the conditions set forth herein, Licensee shall make the following non- creditable, one-time, payments set forth below to Eloxx (each, a "Sales Milestone Payment", and together with Development and Launch Milestone Payments, the "Milestone Payments"), in each case, after the achievement by or on behalf of

Licensee on a Licensed Product-by-Licensed Product of the corresponding Net Sales as set forth below (collectively, the "Sales Milestone Events" together with Development and Launch Milestone Events, "Milestone Events"). Licensee will notify

Eloxx in writing of the achievement of any such Sales Milestone Event in a given Calendar Quarter with its royalty report for such Calendar Quarter under clause 5.6.

Milestone number	Milestone Event (figures in USD)	Milestone Payment USD
Sales Milestones
1	First Calendar Year in which aggregate global Net Sales of Licensed Product for that Calendar Year surpass $100,000,000	[***]
2	First Calendar Year in which aggregate global Net Sales of Licensed Product for that Calendar Year surpass $250,000,000	[***]
3	First Calendar Year in which aggregate global Net Sales of Licensed Product for that Calendar Year surpass $500,000,000	[***]
4	First Calendar Year in which aggregate global Net Sales of Licensed Product for that Calendar Year surpass $750,000,000	[***]
5	First Calendar Year in which aggregate global Net Sales of the Licensed Product for that Calendar Year surpass $1,000,000,000	[***]

(i)
For the avoidance of doubt, if more than one Licensed Product is developed, there will not be any Milestone Payments due by Licensee for any second or subsequent Licensed Products to achieve the above Milestone Events. For clarity, two or more different Licensed Products may be the first to achieve the applicable Milestone Event and the Milestone Payment will be triggered by the first such Licensed Product to achieve the Milestone Event.

(ii)
Each of the Development and Launch Milestone Payments shall be payable only once, notwithstanding that a Licensed Product may achieve such Milestone Event on more than one occasion or in more than two (2) Indications or in combination with other therapeutic agents.

(iii)
Each of the Sales Milestone Payments shall be payable only upon the first achievement of such milestone in a given Calendar Year and no amounts shall be due for subsequent or repeated achievements of such milestone in subsequent Calendar Years.

(iv)
If any of the clinical milestones under the Development Milestone Events are missed, for example if Regulatory Approval is obtained on the basis of data from a Phase II Clinical Trial or a Licensed Product is progressed straight from a Phase I Clinical Trial to a Phase III Clinical Trial, then such missed Milestone Payment associated with such missed Milestone Event shall be payable at the same time as the next Milestone Event which is achieved. This condition shall not apply to the Development and Launch Milestone Payment for “Receipt by Licensee of Data Package delivered by Eloxx after completion of the SAD Activity Plan”, which shall not accrue just for the accrual of another Development and Launch Milestone Payment.

(d)
It is expressly agreed by the Parties that any Milestone Payments not previously accrued shall be reduced by [***] of the relevant Milestone Payment amount (to be thereafter become a [***]) upon and from the moment when Eloxx becomes subject to any of the insolvency situations set forth in Clause 8.6(a) in this Agreement.

5.3
Royalty Payments

On a Licensed Product-by-Licensed Product and country-by-country basis, Licensee shall pay Eloxx a royalty on aggregate worldwide annual Net Sales of Licensed Products in the Territory as set forth below ("Royalty Payment"). The Royalty Payment shall be payable on a country- by-country and Licensed Product-by-Licensed Product basis from the date of Launch of a Licensed Product by Licensee of such Licensed Product in such country until the later of:

(a)
the expiration, invalidation, or abandonment of the last Valid Claim of a Licensed Patent covering the composition of matter of such Licensed Product, in such country; or

(b)
fifteen years following the date of Launch of such Licensed Product in the relevant country; or

(c)
the expiration of Regulatory Exclusivity for such Licensed Product in such country

(collectively the "Royalty Term").

Licensee shall have no obligation to pay any Royalty Payment with respect to Net Sales of any Licensed Product in any country after the Royalty Term for such Licensed Product in such country has expired.

The Royalty Payments for Licensed Products shall be as follows;

Trigger (figures in USD) for Royalties (on a Licensed Product-by- Licensed Product basis):	Royalty Rate
For that portion of aggregate annual worldwide Net Sales of all Licensed Products in any given Calendar Year of less than or equal to $250,000,000	[***]
For that portion of aggregate annual worldwide Net Sales of all Licensed Products in any given Calendar Year of greater than $250,000,000 but less than or equal to $500,000,000	[***]
For that portion of aggregate annual worldwide Net Sales of all Licensed Products in any given Calendar Year of greater than $500,000,000 but less than or equal to $1,000,000,000	[***]
For that portion of aggregate annual worldwide Net Sales of all Licensed Products in any given Calendar Year of greater than $1,000,000,000	[***]

For clarity, these royalty rates are tiered and are based on the aggregate of Net Sales in the Territory in a given Calendar Year, such that, for example, if Net Sales in the Territory are

$1,000,000,000 in a given Calendar Year, the royalty payable for such Calendar Year is [***]

on the first $250 million, [***] on the second $250 million and then [***] on the next $500 million.

It is expressly agreed by the Parties that the foregoing Royalty Rates on Net Sales shall be reduced to a fixed Royalty Rate of [***] upon and from the moment when Eloxx becomes subject to any of the insolvency situations set forth in Clause 8.6(a) in this Agreement (and the limitations of clause 5.4(d) below shall not apply in this case).

5.4
Reduction of Royalty

(a)
Blocking third party patent rights

If, during the Term, Licensee determines, in its reasonable judgment, that it is necessary or desirable to obtain rights under any Blocking Third Party Patent Rights in order to Exploit a Licensed Product in accordance with this Agreement, then Licensee shall promptly notify Eloxx. In the event that Licensee obtains a license or similar right under a Blocking Third Party Patent Right and any royalties or other payments are paid by Licensee to the Third Party to license or acquire such Blocking Third Party Patent Rights ("Third Party Payments"), Licensee shall have the right to reduce up to [***] of any Royalty Payments otherwise payable to Eloxx under clause 5.3 in a given period to offset [***] of the Third Party Payments made in such period, subject to the Maximum Royalty Adjustment and the possible carry over of any excess, as set forth in clause 5.4(d) below.

(b)
Generic products

On a Licensed Product-by-Licensed Product basis, if a Generic Product obtains Regulatory Approval in any country in the Territory during the Royalty Term for a Licensed Product, then the royalty rates in clause 5.3 shall be reduced by [***] (but not below a minimum of [***]) until the end of the Royalty Term for such Licensed Product in such country, subject to clause 5.4(d) below.

(c)
No valid claim

On a country-by-country and Licensed Product-by-Licensed Product basis, if, during the Royalty Term, there are no Valid Claims of a Licensed Patent covering the composition of matter, method of use, formulation or method of manufacture of such Licensed Product in such country then Licensee shall have the right to reduce the Royalty Payments otherwise payable to Eloxx for such Licensed Product under clause

5.3 in a given period in the relevant country by [***], subject to clause 5.4(d) below.

(d)
Maximum Royalty Adjustment. The royalty payable with respect to Net Sales of a Licensed Product sold by Licensee or its Affiliates or Sublicensees in any country of the Territory in any Calendar Quarter shall not as a result of adjustments made pursuant to clauses 5.4(a), 5.4(b) and 5.4(c) be less than [***] of the Royalty Payments payable pursuant to clause 5.3 prior to such adjustments thereof, provided that Licensee may carry forward to subsequent Calendar Quarters any amount that it was not able to reduce or offset under this clause 5.4(d).

5.5
Royalty payments to Harvard University

(a)
Eloxx shall be responsible for any Royalty Payments or other payments that Eloxx is required to pay to Harvard University in accordance with the Harvard License Agreement in connection with the Licensed Compound and Licensed Product.

(b)
In the event that Licensee elects to exercise its rights under clause 2.2(b) of this Agreement, Eloxx assigns its interest in the Harvard License Agreement to Licensee, or Licensee otherwise becomes responsible for Eloxx’s obligations thereunder, Licensee shall be entitled to reduce any Royalty Payments otherwise payable to Eloxx under this License Agreement on a dollar-for-dollar basis by the amount of any royalties paid by Licensee to Harvard University.

5.6
Royalty Payments and Statement

Licensee shall pay to Eloxx the Royalty Payment quarterly in accordance with this clause 5.6 by means of wire transfer of immediately available funds to an account designated in advance in writing by Eloxx to Licensee. Licensee shall calculate all amounts payable to Eloxx pursuant to clause 5.3 as adjusted pursuant to clause 5.4 at the end of each Calendar Quarter, which amounts shall be converted to USD, in accordance with clause 5.11. Licensee shall pay to Eloxx the royalty amounts due with respect to a given Calendar Quarter within forty-five (45) days after the end of such Calendar Quarter, subject to receiving the corresponding invoice issued by Eloxx, based on the report sent by Licensee to Eloxx within thirty-five (35) days after the end of such Calendar Quarter, setting forth for such Calendar Quarter the following information for Licensed Product:

(a)
the amount of gross sales and Net Sales of Licensed Product on a Licensed Product- by-Licensed Product and country-by-country basis (including such amounts expressed in local currency and converted to USD); and

(b)
a calculation of the amount of royalties due to Eloxx on account of sales of Licensed Product.

5.7
Licensee Priority Review Voucher

(a)
If following the Effective Date Licensee or its Affiliate or Sublicensee receives a Priority Review Voucher in connection with the Development of the Licensed Compound or a Licensed Product, Licensee shall promptly notify Eloxx in writing.

(b)
Upon (i) issuance/award of a Priority Review Voucher to Licensee, any Sublicensee or any of their respective Affiliates in connection with the Licensed Compound or a Licensed Product, and (ii) subsequent sale or transfer of such Priority Review Voucher to an unrelated Third Party in a bona fide arm’s-length transaction, Licensee shall pay Eloxx [***] of all Priority Review Voucher Income received by Licensee, any Sublicensee or any of their respective Affiliates in connection with the sale or transfer of such Priority Review Voucher. Licensee shall pay to Eloxx the Priority Review Voucher income share within ten (10) days following receipt of the corresponding invoice to be issued by Eloxx after receipt by Licensee of such income.

(c)
Upon (i) issuance/award of a Priority Review Voucher to Licensee, any Sublicensee or any of their respective Affiliates in connection with the Licensed Compound or a

Licensed Product, and (ii) redemption of such Priority Review Voucher for any product other than in connection with the Licensed Compound or a Licensed Product (a “Non- Royalty-Bearing Product”) with the goal of obtaining Regulatory Approval to market and sell such Non-Royalty-Bearing Product, Licensee (or the applicable Sublicensee) shall pay Eloxx [***] of the Net Sales (such defined term applied mutatis mutandis to such Non-Royalty-Bearing Product) of such Non-Royalty Bearing Product (“PRV Product Revenue Share Payments”) until the cumulative amount of all such PRV Product Revenue Share Payments equals [***] ([***]) of the PRV Fair Market Value of such Priority Review Voucher.

5.8
Priority Review Voucher in the Second Indication

If following the Effective Date Eloxx or Affiliate receives a Priority Review Voucher in connection with the Development of the Licensed Product in the Second Indication Eloxx shall promptly notify Licensee.

(a)
Upon (i) issuance/award of a Priority Review Voucher to Eloxx or any of its Affiliates in connection with the Licensed Product in the Second Indication, and (ii) subsequent sale or transfer of such Priority Review Voucher to an unrelated Third Party in a bona fide arm's-length transaction, the Priority Review Voucher Income for the Second Indication shall be shared as follows:

(i)
In case Licensee has elected not to Develop the Licensed Product in the Second Indication, and Eloxx has performed the Development of the Licensed Product in the Second Indication up to the completion of the Proof of Concept Study and then the Licensee has taken over and performed the Development up to the completion of the Pivotal Study, the Licensee shall pay Eloxx [***] of all Priority Review Voucher Income received by the Licensee, or any of its Affiliates, in connection with the sale or transfer of such Priority Review Voucher (which rate is calculated as the addition of the [***] share of Priority Review Voucher Income payable by Eloxx to Harvard and [***] share of Priority Review Voucher Income to be retained by Eloxx).

(ii)
In case Licensee has elected not to Develop the Licensed Product in the Second Indication, and Eloxx has performed the Development of the Licensed Product in the Second Indication up to the completion of the Proof of Concept Study and then the Licensee has taken over and performed the Development up to the completion of the Pivotal Study, the Licensee shall pay Eloxx [***] of all Priority Review Voucher Income received by the Licensee, or any of its Affiliates, in connection with the sale or transfer of such Priority Review Voucher (which rate is calculated as the addition of the [***] share of Priority Review Voucher Income payable by Eloxx to Harvard and [***] share of Priority Review Voucher Income to be retained by Eloxx).

(iii)
In case the Licensee has elected not to Develop the Licensed Product in the Second Indication, and Eloxx has performed the Development of the Licensed Product in the Second Indication up to the completion of the Pivotal Study, the Licensee shall pay Eloxx [***] of all Priority Review Voucher Income received by the Licensee, or any of its Affiliates, in connection with the sale or transfer of such Priority Review Voucher (which rate is calculated as the addition of the [***] share of the Priority Review Voucher Income payable by Eloxx to Harvard and [***] share of the Priority Review Voucher Income to be retained by Eloxx).

(b)
Upon (i) issuance/award of a Priority Review Voucher to Eloxx, or any of its Affiliates in connection with the Licensed Product in the Second Indication, and (ii) redemption of such Priority Review Voucher by Eloxx for any product other than in connection with the Licensed Product in the Second Indication (a "Non-Royalty-Bearing Eloxx Second Indication Product") with the goal of obtaining Regulatory Approval to market and sell such Non-Royalty-Bearing Eloxx Second Indication Product, Eloxx shall pay Licensee [***)] of the Net Sales (such defined term applied mutatis mutandis to such Non-Royalty-Bearing Eloxx Second Indication Product) of such Non-Royalty Eloxx Bearing Second Indication Product ("PRV Eloxx Second Indication Product Revenue Share Payments") until the cumulative amount of all such PRV Eloxx Second Indication Product Revenue Share Payments equals [***] of the PRV Fair Market Value of such Priority Review Voucher.

5.9
Taxes

a)
Payment of Tax. Each Party is solely responsible for determining its own tax treatment of all items hereunder. A Party receiving a payment pursuant to this Agreement shall pay any and all taxes levied on such payment. If applicable Laws require that taxes be deducted and withheld by the remitting Party from such a payment, the remitting Party shall (i) deduct those taxes from the payment; (ii) timely pay the withheld taxes to the proper taxing authority; and

(iii) send evidence of the obligation together with proof of payment to the other Party within sixty (60) calendar days following that payment if required. Each Party shall provide such cooperation as the other Party may reasonably request to obtain refunds of any amounts withheld in accordance with applicable Laws, including applicable tax treaties and/or European Union Directives. Each Party shall furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under applicable Laws.

b)
Tax Residence Certificate. A Party entitled to receive a payment pursuant to this Agreement shall provide the remitting Party appropriate certification from the relevant revenue authorities that such receiving Party is a tax resident of that jurisdiction (a “Tax Residence Certificate”), if such receiving Party wishes to claim the benefits of an income tax treaty to which that jurisdiction is a party. Upon the receipt thereof, any deduction and withholding of taxes by the remitting Party shall be made at the appropriate treaty tax rate.

5.10
Value Added Tax

Notwithstanding anything contained in clause 5.8 and 5.9, this clause 5.10 shall apply with respect to value added tax ("VAT"). All Payments are exclusive of VAT. If any VAT is chargeable in respect of any Payments, Licensee shall pay VAT at the applicable rate in respect of any such Payments following the receipt of a VAT invoice in the appropriate form in compliance with applicable Law issued by Eloxx in respect of those Payments.

5.11
Payments and Currency Exchange

All Milestone Payments to Eloxx under this Agreement shall be made by Licensee within thirty

(30) days (or such other period specifically set forth in this Agreement) after receiving the corresponding invoice by deposit of USD in the requisite amount to such bank account specified in Clause 5.13 below. All expenses or costs incurred or to be incurred by Eloxx in relation to the Eloxx Transitional Plan as indicated in the Research Budget in Schedule 2 shall be paid within fifteen (15) days after receiving the corresponding invoice as shall be notified to the Licensee by Eloxx in writing. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than USD), Licensee shall convert any amount expressed in a foreign currency into USD equivalents using its, its Affiliate's or Sublicensee's standard conversion methodology consistent with IFRS.

5.12
Records Retention; Financial Audit; Consolidation Reporting

(a)
Record retention

Each Party shall and shall cause its Affiliates and its and their Sublicensees to, keep complete and accurate financial books and records pertaining to the Development and Commercialization of Licensed Products hereunder (including with respect to Licensee, Net Sales of Licensed Products) to the extent required to calculate and verify all amounts payable hereunder. Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, retain such books and records until the later of:

(i)
Three (3) years after the end of the period to which such books and records pertain; and

(ii)
the expiration of the applicable tax statute of limitations (or any extensions thereof) or for such longer period as may be required by applicable Law.

(b)
Financial Audit

Eloxx shall have the right to have an independent certified public accounting firm of internationally recognized standing reasonably acceptable to Licensee ("Auditor") to have access during normal business hours, upon reasonable prior written notice, to such of the records of Licensee and its Affiliates as may be required to verify the accuracy of the calculation of Milestone Payments, Net Sales, Royalty Payments, Priority Review Voucher Income or PRV Product Revenue Share Payments due for any year. All information subject to review under this clause 5.12(b) is subject to the confidentiality provisions of clause 6 and Eloxx shall cause the Auditor to enter into a reasonably acceptable confidentiality agreement with Licensee obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement. Any and all records of Licensee and its Affiliates and Sublicensees examined by such Auditor shall be deemed Licensee's Confidential Information, which may not be disclosed by said Auditor to any Third Party or (except for the information expressly sought to be confirmed by Eloxx as set forth in this clause 5.12(b)) to Eloxx. Eloxx shall bear all costs of such audit, unless the audit reveals a discrepancy in its favour of more than ten percent (10%), in which case Licensee shall bear the cost of the audit. Licensee shall use Commercially Reasonable Efforts to cause its Sublicensees to grant Eloxx a right to audit each such Sublicensee's financial records pursuant to this clause 5.12(b), and, in any event, upon Eloxx's written request, Licensee shall exercise its financial audit rights under any applicable agreements with respect to the financial records of any Sublicensee.

(c)
Payment of additional amounts

Payment of Additional Amounts. If, based on the results of any audit conducted under clause 5.12(b), additional payments are owed to Eloxx under this Agreement or a refund is owed to Licensee, then Licensee or Eloxx, as applicable, shall make such additional payments within forty-five (45) days of receiving the corresponding invoice issued after the Auditor’s written report is delivered to the Parties. If the report is contested by either Party, the Parties shall follow the dispute resolution procedures described in clause 5.12(d).

(d)
Audit dispute

In the event of a dispute with respect to any audit under clause 5.12(b), Eloxx and Licensee shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other person as the Parties shall mutually agree (the “Dispute Auditor”). The decision of the Dispute Auditor shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. Not later than thirty (30) days after such decision and in accordance with such decision, any Party owing a reconciliatory sum to the other Party shall pay the additional amounts, with interest from the date originally due as provided in clause 5.14.

5.13
Payment Details

Any payments due to be paid by Licensee to Eloxx shall be made to the account details set out below:

Bank Routing Number: [***]

SWIFT Code: [***]

General Bank Reference: [***]

Account Number: [***]

Account Name: Eloxx Pharmaceuticals, Inc.

Or such other account in the US as Eloxx shall designate before any such payment is due.

5.14
Interest on Late Payments

If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of four (4) percentage points above the then-current prime rate reported in The Wall Street Journal or the highest rate allowed by applicable Laws, whichever is lower.

6
CONFIDENTIALITY

6.1
Protection of Confidential Information

The Receiving Party shall not disclose or disseminate Confidential Information of the Disclosing Party to any Third Party, unless expressly permitted hereunder, and shall not use such Confidential Information for any purpose other than in performing the Receiving Party's obligations or exercising the Receiving Party's rights hereunder. In addition, the Receiving Party shall take reasonable steps to protect the Confidential Information of the Disclosing Party from unauthorized use or disclosure, which steps shall be no less than those the Receiving Party takes to protect its own confidential and/or proprietary material of a similar nature but in any even no less than a reasonable degree of care. The foregoing obligations shall apply equally to all copies, extracts and summaries of the Disclosing Party's Confidential Information.

6.2
Certain Permitted Disclosures

(a)
Disclosure required by law

Notwithstanding the foregoing, each of Eloxx and Licensee may disclose Confidential Information of the other Party to a Third Party to the extent such disclosure is made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party's legal counsel, such disclosure is otherwise required by Law, including by reason of filing with securities regulators; provided, however, that if a Party is required by Law to make any such disclosure of the Disclosing Party's Confidential Information, to the extent it may legally do so it shall give reasonable advance notice to the Disclosing Party of such disclosure to permit the Disclosing Party to use its reasonable efforts to secure confidential treatment of such Confidential Information prior to disclosure (whether through protective orders or otherwise) and shall cooperate with Disclosing Party in connection therewith; and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order.

(b)
Disclosure to Certain Related Parties

The Receiving Party may disclose such of the Disclosing Party's Confidential Information to its Affiliates, and their respective employees, consultants, and permitted subcontractors who each have a need to know such Confidential Information and who are bound by written obligations of confidentiality and non-use at least as stringent as those by which the Receiving Party is bound hereunder.

(c)
Exploitation of Licensed Compounds

Licensee and its Affiliates and its and their Sublicensees may disclose the Licensed Know-How to the extent that such disclosure is made to its or their attorneys, auditors, advisors, consultants, contractors, existing or prospective collaboration partners, investors, acquirers, licensees, Sublicensees, any Regulatory Authorities or other Third Parties for use by such persons as may be reasonably necessary or useful in connection with the Exploitation of Licensed Compound or Licensed Products (including in connection with any filing, application or request for Regulatory Approval by or on behalf of Licensee or any of its Affiliates or its or their Sublicensees) or otherwise in connection with the performance of its obligations or exercise of Licensee's rights as contemplated by this Agreement.

(d)
Patent Filings

Licensee may disclose Licensed Know-How that is Confidential Information of Eloxx to a Third Party to the extent such disclosure is made by or on behalf of Licensee to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent covering a Licensed Compound or a Licensed Product; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available.

(e)
Disclosure to Investors and Acquirers

The Receiving Party may disclose such of the Disclosing Party's Confidential Information to potential or actual attorneys, auditors, advisors, consultants, contractors,

investors, collaboration partners, licensees, Sublicensees, or acquirers as may be necessary in connection with their evaluation of such potential or actual partnership, investment or acquisition; provided, however, that each such person shall be bound by written obligations of confidentiality and non-use at least as stringent as those by which the Receiving Party is bound under clause 6.

6.3
Return of Confidential Information

Upon expiration or termination of this Agreement, the Receiving Party shall promptly return, or at the Disclosing Party's request, destroy or delete (and certify such deletion in writing), all of the Disclosing Party's Confidential Information except to the extent that the Receiving Party has a continuing license to use such Confidential Information, provided that the Receiving Party may retain one copy for its legal files subject to ongoing confidentiality and non-use obligations.

6.4
Unauthorized Use

If either Party becomes aware or has knowledge of any unauthorized use or disclosure of the Disclosing Party's Confidential Information, it shall promptly notify the Disclosing Party of such unauthorized use or disclosure.

6.5
Public Disclosure

(a)
Neither Party shall use the name, logo or trademark of the other Party or of any director, officer, employee or agent of the other Party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the Party or individual whose name is to be used. The restrictions imposed by this clause 6.5 shall not prohibit either Party from making any disclosure identifying the other Party that is required by applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). As exceptions to the foregoing:

(i)
Licensee, its Affiliates and Sublicensees may state that they are licensed under the Licensed IP, and Eloxx and its Affiliates may state that they have licensed the Licensed IP to Licensee, its Affiliates and Sublicensees. For this purpose, each Party may name and use the logo (whether or not such name or logo is registered as a trademark) of the other Party in a form agreed by the other Party, and may make a high level non-confidential statement about the existence and nature of this contractual relationship, provided that any such statement is limited to statements previously included in a press release or other mutually agreed communication agreed by the other Party or otherwise agreed by that Party.

(ii)
The Parties shall each issue a joint press release substantially in the form set out at Schedule 6 promptly following the Effective Date. Neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party's prior written consent, except for any such disclosure that is in the opinion of the disclosing Party's or its Affiliate's counsel, required by applicable Law or the rules of a stock exchange on which the securities of the disclosing Party or its Affiliate are listed (or to which an application for listing has been submitted). In the event a Party or its Affiliate is, in the opinion of its legal counsel, required to make such a public disclosure, such Party shall, or shall procure that its Affiliate shall, submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment to this Agreement that has already been publicly disclosed by such Party or its Affiliate or by the other Party or its Affiliate, in accordance with this clause 6.5, provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

(b)
Publications. Licensee shall be free to publicly disclose research, development and commercial information (including with respect to regulatory matters) regarding the Licensed Compound and Licensed Products, provided that any publication of Licensed Know-How shall be subject to prior review and approval by Eloxx for issues of patentability and protection of its Confidential Information, in a manner consistent with applicable Law and industry practices (which approval shall not be unreasonably withheld or delayed by Eloxx).

6.6
Subject to limited disclosure in accordance with clause 6.5, the content and terms of this Agreement shall be considered Confidential Information of the Parties and shall remain subject to the obligations set out in clause 6.1.

7
PATENT MAINTENANCE AND DEFENCE

7.1
Preparation, Filing, Prosecution and Maintenance of Patents

Licensee shall through the use of outside counsel as it may reasonably determine, prepare, file, prosecute and maintain the Licensed Patents as indicated in Part 1 of Schedule 1 on a worldwide basis and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings and Licensee shall assume all internal patent portfolio management costs and external patent counsel fees and expense. Where Licensee wishes to file any new Patents based on the Licensed Know-How it shall notify Eloxx and provide Eloxx with the relevant information and support in advance and reimburse Eloxx's internal and external costs and expense associated with such filing. Licensee shall prosecute and maintain such Licensed Patents at least in the US, EU, China, Australia and Japan, in each case consistent with Licensee's patent strategy for Patents as notified in advance to Eloxx by Licensee, provided that for clarity, Licensee may also file in additional countries upon Licensee's request and expense. In the event Licensee decides that it is no longer interested in paying for the prosecution or maintenance of any particular Patent(s) included in Part 1 of Schedule 1 of the Licensed Patents in a particular country (each a "Discontinued Patent"), Licensee shall notify Eloxx and Eloxx may, at Eloxx's expense, assume and continue to control the prosecution and/or maintenance of such Licensed Patents. In such circumstances, the rights and licenses granted to Licensee under clause 2.1 shall not include rights under any Discontinued Patents. Eloxx shall sign and provide all forms and documents as may be reasonably requested by Licensee in order to carry out the filing, maintenance and prosecution activities set forth in this clause.

7.2
Eloxx, shall be responsible, at its cost, for the prosecution and maintenance of those Licensed Patents as identified in Part 3 of Schedule 1 either on its own or with or though Harvard University in accordance with the Harvard License.

7.3
Patent Term Extension and Supplementary Protection Certificate

As between the Parties, Licensee shall have the sole right to make decisions regarding and to apply for (in each case in consultation with Eloxx and subject to Licensee paying Eloxx's external costs and expense), patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for the Licensed Patents as set out in Part 1 of Schedule 1. Eloxx shall provide prompt and reasonable assistance, as requested by Licensee at Licensee's cost and expense, including by taking such action as patent holder as is required under any applicable Law to obtain such extension or supplementary protection certificate.

7.4
Patent Listings

As between the Parties, Licensee shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to the Licensed Patents as set out in Part 1 of Schedule 1, including as required or allowed in the US, in the FDA's Orange Book or other international equivalents.

7.5
Information Exchange with Licensee

Licensee shall keep Eloxx reasonably apprised of material developments regarding the preparation, filing, maintenance and prosecution of the Licensed Patents, and shall provide Eloxx with a reasonable opportunity to comment and make requests regarding the same. Licensee shall, or shall instruct its patent counsel to, furnish Eloxx with copies of all correspondence relating to the Licensed Patents from the patent offices, as well as copies of all proposed responses to such correspondence in time for Eloxx to review and comment on such response. Upon Eloxx's request, Licensee shall also provide to Eloxx an updated list of the relevant Licensed Patents no more frequently than every six (6) months from the Effective Date, which list shall detail the current status of each applicable Licensed Patent. Eloxx shall cooperate with Licensee to the extent reasonably necessary for Licensee to prosecute the applicable Licensed Patents in the Territory, including the execution and delivery of documents at Licensee’s cost.

7.6
Infringement of the Patents

(a)
In the event that either Party learns of any infringement of any Licensed Patents under this Agreement, or any certification filed under the Hatch-Waxman Act claiming that any Licensed Patents are invalid or unenforceable or claiming that any such Licensed Patents would not be infringed by the making, use, offer for sale, sale or import of a product for which an application under the Hatch-Waxman Act is filed or any equivalent or similar certification or notice in any jurisdiction in the Territory (each an “Infringement”), such Party shall promptly, but in all cases within five (5) days of any notice of Infringement, inform the other Party and shall provide the other Party with reasonable evidence of such Infringement of which it is aware. Neither Party may notify a Third Party of the Infringement without first obtaining the consent of the other Party, which consent shall not be unreasonably withheld.

(b)
Licensee shall have the sole right, but not the obligation, to initiate and litigate at its sole cost and expense any Infringement action against any party believed to be infringing the Licensed Patents. In the event Licensee elects to initiate such proceeding, Licensee shall have the sole right to direct the litigation, to name Eloxx in any such litigation proceeding as a party, and to elect when, whether and on what terms to settle such litigation at its cost and to receive any awards. Eloxx shall cooperate fully in any Infringement action pursuant to this clause 7.6, including by being named as a necessary party to, such action at Licensee’s cost and subject to Eloxx being indemnified by Licensee in respect of all costs and liabilities associated with being so named, provided that if Eloxx wishes to retain independent counsel in the absence of an actual conflict of interest with Licensee's counsel, Eloxx shall be responsible for the costs of its independent counsel.

(c)
In the event that Licensee elects not to initiate such proceeding, Eloxx shall have the right to initiate and litigate the claim of Infringement at Eloxx’ sole cost and expense, and to name Licensee in any such litigation proceeding as a party, and to elect when, whether and on what terms to settle such litigation and to receive any awards; provided that, if Licensee has notified Eloxx that it had elected not to initiate such proceedings because it reasonably believed that such proceedings would be detrimental or prejudicial to Licensee, Eloxx shall not have the right to initiate or litigate any proceedings with respect to such Infringement. In any event, the Party not directing such proceeding shall reasonably assist the Party directing such proceeding and cooperate in any such litigation at the request and expense of the Party directing the proceeding. Each Party may at its own expense and with its own counsel join any proceeding initiated and directed by the other Party under this clause 7.6.

(d)
Nothing in this clause 7.6 shall prevent a Party seeking to take urgent action before the expiry of the timeframes set forth in this clause 7.6 if it considers it necessary to do so to protect or preserve its rights, provided that before taking any such action, the Party seeking to initiate the action shall give written notice to the other Party informing it of the steps it considers need to be taken and the Parties shall, before any such action is initiated, discuss in good faith the manner, timing and the Party responsible for initiating such action(s). Any damages awarded to either Licensee or Eloxx that are attributable to loss of sales or profits with respect to Licensed Products shall, after deduction of Licensee’s and Eloxx’s legal costs and expenses incurred in connection with pursuing such action, be retained by or payable to Licensee and deemed to be Net Sales in the Calendar Year in which the money is actually received for the purpose of the payment of royalties pursuant to clause 5.3.

7.7
Defence of Claims Brought by Third Parties

(a)
Subject to clause 7.8 in respect of the Eloxx Platform, if a Third Party initiates a proceeding claiming that any patent owned by or licensed to such Third Party is infringed by the Exploitation of a Licensed Compound or Licensed Product under this Agreement, or that the Licensed Patents as set out in Part 1 of Schedule 1 are invalid, Licensee shall have the first right, but not the obligation, to defend against such proceeding at its sole cost and expense. In the event Licensee elects to defend against such proceeding, Licensee shall have the sole right to direct the defence and to elect when, whether and on what terms to settle such claim. In the event a proposed settlement involves obtaining a license under Blocking Third Party Patent Rights, the provisions of clause 5.4(a) shall apply. Eloxx shall reasonably assist Licensee in the defence of such proceeding and cooperate in any such litigation at the request and expense of Licensee, including, if requested by Licensee, joining such action, and executing all papers and performing such acts as Licensee may reasonably require. Eloxx may at its own expense and with its own counsel join any defence initiated and directed by Licensee under this clause 7.7.

(b)
Licensee shall provide Eloxx with prompt written notice of the commencement of any such proceeding, or of any allegation of infringement of which Licensee becomes aware and that is of the type described in this clause 7.7, and Licensee shall promptly furnish Eloxx with a copy of any Third Party notice communicating the alleged infringement and with copies of all pleadings and evidence served or filed in any suit or proceeding relating to such Third Party infringement claim. Nothing in this clause 7.7 shall prevent Licensee from taking urgent action before the expiry of the timeframes set forth in this clause if it considers it necessary to do so to protect its rights or preserve its defence, provided that before taking any such action, Licensee shall give written notice to Eloxx informing it of the steps it considers need to be taken.

7.8
Eloxx Platform IP

Eloxx shall own the Eloxx Platform and the Eloxx Platform IP. Eloxx shall also own all Eloxx Platform Improvements, whether or not created, invented, identified or synthesised by Eloxx, Licensee or jointly by Eloxx and Licensee during the Term. At the request of Eloxx and at Eloxx’s expense, Licensee shall, and shall procure that any of its employees, agents and subcontractors shall, do all acts and things (including making declarations, oaths and providing assistance in relation to the supply of information for any patent applications) and execute all documents that may be reasonably necessary under the laws of any country for ensuring that all rights in any Eloxx Platform Improvements are assigned to Eloxx together with the right to sue for past infringement and recover damages, provided that for clarity, all Eloxx Platform Improvements will be included within the Eloxx Platform IP regardless of inventorship. Eloxx will be solely responsible, at its expense, for the preparation, filing, prosecution, maintenance and enforcement of all Patents within the Eloxx Platform IP including, without limitation, any related interference, re-issuance, re-examination and opposition proceedings. Eloxx will be solely responsible for defending any proceedings initiated by a Third Party claiming that the Eloxx Platform IP are invalid or any patent owned by or licensed to such Third Party is infringed by use of the Eloxx Platform or any Eloxx Platform Improvement to identify, generate or optimise compounds.

7.9
Research Program IP

(a)
Any Intellectual Property arising from the activities undertaken by the Parties pursuant to the Eloxx Transitional Plan and which is not Eloxx Platform Improvements or Licensee Improvements shall be deemed “Research Program IP”.

(b)
All right, title, and interest in the Research Program IP created during the term of this Agreement shall be owned by the Licensee.

(c)
The Research Program IP shall be automatically deemed to be a Licensed IP under this Agreement. Eloxx shall not itself or grant others the right to exploit the Research Program IP in the Field.

(d)
Eloxx shall ensure that any Research Program IP arising from the work of one of its sub-contractors shall be assigned to Licensee absolutely and, where such assignment cannot be achieved, identify the issue to Licensee prior to instructing the subcontractor.

(e)
If any such Research Program IP is registrable, Licensee shall be responsible for filing, prosecution of applications for registration on its own behalf and name in such countries as Licensee elects. Licensee shall be responsible for the maintenance and renewal of any such registrations in such countries.

7.10
Co-operation

At the request of Licensee or Eloxx (as the case may be), the other Party shall, and shall procure that any of its or its Affiliates’ employees, agents and subcontractors shall, do all acts and things (including making declarations, oaths and providing assistance in relation to the supply of information for any patent applications) and execute all documents that may be reasonably necessary under the laws of any country for giving effect to the ownership provisions of clauses

2.4II and 7.8.

7.11
Assignment Obligation

Each Party shall ensure that all persons that provide any Development activities under this Agreement on behalf of such Party are under a written or other legally enforceable obligation to assign all right, title and interest in any Intellectual Property rights created pursuant to such Development activities directly to such Party or such Party's nominee for the purpose of giving effect to the ownership provisions of clauses 2.4(c) and 7.8.

7.12
Trademarks for Licensed Product

Licensee shall be solely responsible for developing, selecting, searching, registering and maintaining, and shall be the exclusive owner of, all trademarks, trade dress, logos, slogans, designs, copyrights and domain names used on and/or in connection with Licensed Products.

7.13
Inventor's Remuneration.

Each Party shall be solely responsible for any remuneration that may be due to such Party's inventors under any applicable inventor remuneration Laws.

8
TERM AND TERMINATION

8.1
Term

Unless terminated earlier pursuant to this clause 8 the term of this Agreement shall commence on the Effective Date and shall continue in full force and effect on a Licensed Product-by- Licensed Product and country-by-country basis until the expiration of the Royalty Term for all Licensed Products (the "Term"). Upon expiration of the Royalty Term, on a Licensed Product- by-Licensed Product and country-by-country basis the license granted to Licensee pursuant to clause 2.1 shall be a fully paid, irrevocable, perpetual license.

8.2
Termination by Licensee

(a)
Licensee shall have the right to terminate this Agreement in its entirety or on a country- by-country or Licensed Product-by-Licensed product basis for any reason or no reason on 90 days' prior written notice to Eloxx. Licensee shall remain liable to pay (i) any Milestone Payments that have become due for payment and/or (ii) Royalty Payments on Net Sales accrued by Licensee (in accordance with IFRS), in each case (i) and (ii) on or before the Termination Date.

(b)
Additionally, Licensee may terminate this Agreement as a whole, upon written notice to Eloxx, with immediate effect, in case that the Licensed Product is affected by a significant safety concern and/or in case that its Development, Manufacture or Commercialization is or has to be stopped as a result of any order by a Regulatory Authority. No compensation or indemnification will be payable by Licensee in case of termination in accordance with this Section.

8.3
Termination by Eloxx

Eloxx shall have the right to terminate this Agreement on thirty (30) days' written notice to Licensee if after the end of the Research Term, for a continuous period of eighteen (18) months, no material Development activities have been undertaken by or on behalf of Licensee on any Licensed Compound or Licensed Product; provided that, at least six (6) months prior to exercising such termination right Eloxx shall notify Licensee of its concerns and the Parties shall discuss in good faith the reasons why Licensee is not undertaking such material Development activities and its plans for recommencing such activities and if there is a dispute regarding Eloxx's right to terminate under this clause the Parties shall refer the matter to the dispute resolution provisions of clause 8.5. For the avoidance of doubt, this right of termination by Eloxx shall not apply in the event that Licensee is negotiating the performance of the Development activities with an actual or potential Sublicensee during the aforementioned six month period and Licensee executes within such period a sublicense agreement with such Sublicensee that is consistent with the terms of this Agreement.

8.4
Material Breach

In the event of a material breach of this Agreement, the non-breaching Party shall have the right to terminate this Agreement in its entirety (if the breach is material to the Agreement as a whole)

by written notice to the breaching Party specifying the nature of such breach in reasonable detail. Such termination shall become effective 90 days from receipt of such notice by the breaching Party, except that such period shall be 30 days in the event the basis of the alleged material breach is a failure to make payment(s) under this Agreement, unless in each case the breaching Party has cured such breach within such ninety (90) or 30 day period (as applicable). Notwithstanding the foregoing:

(i)
except in the event the basis of the alleged material breach is a failure to make payment(s) under this Agreement, such ninety (90)-day cure period shall be extended for an additional 90 days or such longer period as is reasonably required to cure such breach if the breaching Party is employing ongoing, good faith efforts to cure such alleged material breach;

(ii)
in the event the basis of the alleged material breach is a failure to make payment(s) under this Agreement and the alleged breaching Party:

(A)
notifies the non-breaching Party, during such thirty (30)-day cure period, of a bona fide dispute regarding whether such payment(s) are due; and

(B)
pays the undisputed portion of such payment(s) on or before providing such notice, such thirty (30)-day cure period shall be tolled pending resolution of such dispute pursuant to clause 8.5, and in the event the dispute is finally resolved against the Party allegedly in material breach, the applicable cure period shall commence upon such final resolution; and

(iii)
in the event the basis of the alleged material breach is other than a failure to make payment(s) under this Agreement and the alleged breaching Party notifies the non-breaching Party, during such ninety (90)-day cure period, of a bona fide dispute regarding the alleged breach, such ninety (90)-day cure period shall be tolled pending resolution of such dispute pursuant to clause 8.5, and in the event the dispute is finally resolved against the Party allegedly in material breach, the applicable cure period shall commence upon such final resolution.

8.5
Dispute Resolution

Any dispute arising out of an allegation of material breach of this Agreement or any other dispute, controversy or claim that may arise relating to this Agreement (each a "Dispute"), will be resolved as follows the Senior Officers will meet to attempt to resolve the Dispute by good faith negotiations. If the Senior Officers cannot resolve the Dispute within 30 days after a Party requests such a meeting, then either Party may, by written notice to the other Party, elect to initiate an arbitration proceeding pursuant to the procedures set forth in clause 12.3, which shall fully and finally settle the Dispute, and any Dispute concerning the propriety of the commencement of the arbitration or the applicability of the Agreement to arbitrate shall be finally settled by the arbitral tribunal.

8.6
Insolvency

(a)
Either Party may terminate this Agreement if, at any time:

(i)
the other Party files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization (save for solvent reorganization or solvent reconstruction) or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets;

(ii)
the other Party proposes a written agreement of composition or extension of substantially all of its debts;

(iii)
the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within 90 days after the filing thereof;

(iv)
the other Party proposes to be a party to any dissolution or liquidation; or

(v)
the other Party makes an assignment of substantially all of its assets for the benefit of creditors.

(b)
All rights and licenses granted under or pursuant to any clause of this Agreement are for the purposes of Section 365(n) of Title 11, United States Code (and any equivalent provisions under the bankruptcy or insolvency laws of any other relevant jurisdiction) (the "Bankruptcy Code") licenses of rights to "intellectual property" as defined in Section 101(56) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code provided that they comply with the terms of this Agreement. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the Bankruptcy Code, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) the Licensed IP and all embodiments of such Licensed IP (including the underlying data as well as all other information generated by or in the possession of any subcontractors of Eloxx), and same, if not already in its possession, will be promptly delivered to it:

(i)
upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party assumes this Agreement pursuant to Bankruptcy Code section 365(a) or otherwise elects to continue to perform all of its obligations under this Agreement; or

(ii)
if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party

8.7
Patent Challenge

If Licensee or its Affiliates directly commence, or knowingly assist a Third Party (save where such assistance is ordered by a court, patent office or other tribunal) to commence any interference or opposition proceeding, challenge the validity or enforceability in any patent office or court proceedings of, or oppose any extension of or the grant of a supplementary protection certificate with respect to a Licensed Patent ("Patent Challenge"), Eloxx may terminate this Agreement on 60 days' prior written notice stating Eloxx's intention to terminate this Agreement if the Patent Challenge has not been stopped within such period, provided that Eloxx may not terminate this Agreement pursuant to this clause 8.7 if:

(a)
the Patent Challenge had been commenced by an Affiliate of Licensee prior to such Affiliate becoming an Affiliate of Licensee; and

(b)
such Patent Challenge is a defence to any claim that the Exploitation of a compound which is not a Licensed Compound or Licensed Product infringes the Eloxx Platform IP or otherwise brought by Eloxx against such Licensee or its Affiliate.

8.8
Effect of Expiration or Termination of this Agreement

(a)
Accrued Obligations

Expiration or termination of this Agreement for any reason shall not release either Party from any obligation or liability which, at the time of such expiration or the Termination Date, has already accrued to the other Party or which is attributable to a period prior to such expiration or the Termination Date.

(b)
Termination Consequences

If this Agreement is terminated by Licensee pursuant to clause 8.2, or Eloxx for Material Breach (including under Section 4.8(c)) or Insolvency or Patent Challenge pursuant to clauses 8.3, 8.4, 8.6 or 8.7 (it being understood and agreed that rejection pursuant to Bankruptcy Code section 365(b) or similar insolvency law shall not constitute termination), then:

(i)
the license and rights granted to Licensee under clause 2.1 shall terminate and Licensee shall cease Exploiting all Licensed Products and Licensed Compounds;

(ii)
Licensee shall reimburse Eloxx for all Third Party committed and non- cancellable costs provided such commitments have been made pursuant to the Eloxx Transitional Plan and Research Budget;

(iii)
except as otherwise expressly provided herein all rights and obligations of each Party hereunder will cease with respect to the Licensed Compound or Licensed Products including all rights, licenses and sublicenses granted by a Party to the other hereunder, provided that clause 5 will survive with regard to any outstanding payment obligations;

(iv)
Licensee and its Affiliates will immediately cease all activity using the Eloxx Platform and all Exploitation of Licensed Products;

(v)
if Eloxx is conducting any Clinical Trial pursuant to the Eloxx Transitional Plan as of the date of any notice or termination and such study is not scheduled to be completed within the relevant notice period then the effective date of termination of Licensee’s obligations to reimburse Eloxx for the relevant costs committed will occur on the date that is one day after the completion or wind down of such Clinical Trial, as the case may be. Following receipt of such notice Eloxx shall use Commercially Reasonable Efforts to incur no further costs and perform no further activities, except as is necessary to wind down in an orderly manner any ongoing activities under the Eloxx Transitional Plan, or complete any ongoing Clinical Trial, within the given notice period. Notwithstanding any other provision in this clause 8.8, if there are any Clinical Trials being conducted at the Termination Date, the Parties shall cooperate to the extent and for the period necessary to effect an orderly transfer or wind down of such Clinical Trials in a timely manner and in accordance with all Laws;

(vi)
The prosecution of all Licensed Patents shall be transferred to Eloxx;

(vii)
Subject to clause 8.8(d), Licensee shall grant Eloxx an exclusive, worldwide, sublicensable (through multiple tiers of Sublicensees), royalty-bearing (as set out in this sub-clause) license under the Reversion IP solely to Exploit Reversion Products after the Termination Date in the Field in the Territory; provided that in consideration for such license, on a Reversion Product by Reversion Product basis, Eloxx shall pay Licensee:

(A)
a royalty of [***] of Net Sales of any such Reversion Product until, on a country-by-country and Reversion Product-by- Reversion Product basis, expiration of the last Valid Claim covering the manufacture, use or sale of such Reversion Product in such country;

(B)
only in case that termination occurs after completion of the first Proof of Concept Clinical Trial for the Licensed Product, [***] of any payments (other than royalties on Net Sales) received by Eloxx from any Third Parties in consideration for any rights granted on the Reversion Products or otherwise as downpayments or milestone payments for the achievement of any development or commercial milestone.

(C)
Payments under the foregoing paragraphs (A) and B) shall be limited to a maximum cap of [***] of the total amount invested or spent by Licensee in the Licensed Product(s), including any costs incurred in their Development or Commercialization, as well as any payments made to Eloxx or Third Parties under this Agreement.

(viii)
Licensee will at Eloxx's request and cost: (i) transfer to Eloxx any IND and Regulatory Approval (of filing therefor) related solely to any Reversion Products, in each case which are Controlled by Licensee or its Affiliates at the Termination Date; (ii) provide access to Know-How Controlled by Licensee and its Affiliates that are licensed to Eloxx under paragraph (vii) above; and (iii) to the extent owned and possessed by Licensee or its Affiliates, transfer to Eloxx all tangible chemical or biological material embodying the Reversion Products and reasonable quantities of other Materials Controlled by Licensee and its Affiliates that are licensed to Eloxx under paragraph (vii) above;

(ix)
Licensee shall, and shall procure that its Affiliates shall, at Eloxx's request and cost, for a reasonable period not exceeding one hundred and eighty (180) days following the Termination Date, provide Eloxx with such assistance as Eloxx may reasonably require in order to transfer the ongoing Development, manufacture and Commercialization of any Reversion Products to Eloxx, to the extent contemplated by this clause 8.8(b) and

(x)
Licensee shall grant Eloxx an exclusive, worldwide, sublicensable (through multiple tiers of Sublicensees) license under any trademark (if any) registered by or on behalf of Licensee and used exclusively to Exploit a Reversion Product other than a Combination Product as at the Termination Date ("Product Trademark"), subject to the agreement between the Parties on the terms and conditions applicable to such license.

(c)
Termination by Licensee for Material Breach or Insolvency. If Licensee terminates this Agreement in its entirety pursuant to clauses 8.4 or 8.6:

(i)
the license and rights granted to Licensee under clause 2.1 shall terminate;

(ii)
solely in the case of a Material Event or Eloxx insolvency, Licensee shall reimburse Eloxx for all Third Party committed costs provided such commitments have been made pursuant to an approved Eloxx Transitional Plan and Research Budget;

(iii)
except as otherwise expressly provided herein all rights and obligations of each Party hereunder will cease with respect to the Licensed Compound or Licensed Products including all rights, licenses and sublicenses granted by a Party to the other hereunder, provided that clause 5 will survive with regard to any outstanding payment obligations;

(iv)
Licensee and its Affiliates will immediately cease all activity using the Eloxx Platform and all Exploitation of the Licensed Products; and

(v)
Licensee shall, at Eloxx's request, negotiate in good faith the terms of a royalty- bearing license from Licensee to Eloxx under the Reversion IP for the Exploitation of Reversion Products.

(vi)
Additionally, in case of termination due to a Material Event or by Licensee for material breach or insolvency of Eloxx before completion of the Eloxx Transitional Plan, Licensee shall be entitled to be reimbursed by Eloxx with the amount paid as Upfront Payment under Clause 5.1, without prejudice to any other rights and remedies available under this Agreement and/or Applicable Laws.

(d)
Notwithstanding any other provision in this clause 8.8, if there are any Clinical Trials being conducted at the Termination Date, Licensee shall be entitled to continue Exploiting the Licensed Compound to the extent and for the period necessary to effect an orderly transfer or wind down of such Clinical Trials in a timely manner and in accordance with all Laws.

8.9
Survival

Upon the expiration or termination of this Agreement for any reason, all rights and obligations of the Parties under this Agreement shall terminate. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in the Preamble, clause 11 (Definitions) (to the extent applicable to other surviving provisions), clause 2.7 (Retention of Rights), clause 5 (Financial Provisions) (solely with respect to payment obligations that have accrued prior to the effective date of such expiration or termination), clause 5.12 (Record Retention), clause 6 (Confidentiality), clause 7.8 (Eloxx Platform IP), clause 7.10 (Co- operation), clause 8.8 (Effect of Expiration or Termination of this Agreement), this clause 8.9 (Survival), clause 8.10 (Effect of Termination on Sublicenses), clause 8.11 (Termination Not Sole Remedy), clause 11 (Indemnification), clause 12.1 (Assignment) (solely with respect to assignment of surviving rights), clause 12.2 (Governing Law), clause 12.3 (Arbitration), clause

12.6 (No Agency), clause 12.7 (No Third Party Beneficiaries), clause 12.8 (Entire Agreement; Amendment), clause 12.9 (Illegality, Non-Enforceability), clause 12.10 (Extension, Waiver), clause 12.11 (Notices), clause 12.12 (Further Assurances), clause 12.13 (No Strict Construction), clause 12.14 (Headings; Interpretation) and clause 12.16 (Non-Exclusive Remedies) and shall survive the expiration or termination of this Agreement for any reason.

8.10
Effect of termination on Sublicenses

If this Agreement terminates for any reason or is rejected by either Party pursuant to Bankruptcy Code section 365(a) or similar insolvency law, any Sublicensee that is not an Affiliate of Licensee will, from the Termination Date and if requested in writing by such Sublicensee within

30 days of the Termination Date, automatically and without any additional consideration become a direct licensee of Eloxx with respect to the rights sublicensed to the Sublicensee by Licensee under this Agreement; so long as:

(a)
such Sublicensee is not in breach of its sublicense agreement;

(b)
such Sublicensee agrees in writing to comply with all of the terms of this Agreement to the extent applicable to the rights originally sublicensed to it by Licensee; and

(c)
such Sublicensee agrees to pay directly to Eloxx such Sublicensee's payments under such sublicense agreement. The foregoing shall not apply if a Sublicensee provides written notice to Eloxx that it does not wish to receive and retain the rights afforded to it pursuant to this clause 8.10. At Licensee's request, Eloxx will enter into a standby license with any Sublicensee confirming the benefits conferred on such Sublicensee by this clause 8.10.

8.11
Termination Not Sole Remedy

Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies at equity or law shall remain available to the Parties.

9
REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1
Mutual Representations

As of the Effective Date, each of Eloxx and Licensee warrants and covenants to the other Party that:

(a)
such Party is an entity duly organized, validly existing and in good standing under the Laws of the state or country (as applicable) of its organization, is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement, and has full power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)
such Party is duly authorized, by all requisite action, to execute and deliver this Agreement and the effective delivery and performance of this Agreement by such Party does not require any shareholder action or approval, and the person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite action;

(c)
no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of such Party in connection with the valid effective delivery and performance of this Agreement by it;

(d)
such Party:

(i)
has not employed (and, to its knowledge, has not used a contractor or consultant that has employed); and

(ii)
in the future shall not employ (or, to its knowledge, use any contractor or consultant that employs any person debarred by the FDA or subject to a similar sanction of EMA or foreign equivalent), or any person which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent), for the conduct of its activities under this Agreement;

this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms.

(e)
the delivery and performance by it of this Agreement and its compliance with the terms and provisions of this Agreement does not and shall not conflict with or result in a breach of any of the terms or provisions of:

(i)
any other contractual or other obligations of such Party;

(ii)
the provisions of its operating documents or bylaws; or

(iii)
any order, writ, injunction or decree of any Governmental Authority entered against it or by which it or any of its property is bound.

(f)
neither such Party nor any of its Affiliates is a target of any sanctions program implemented by the United Nations (UN), European Union (EU), or the United States of America (US) and each such Party covenants that it will fully comply with all US, EU and UN export control and economic sanctions laws and regulations to the extent applicable.

9.2
Eloxx Additional Representations, Warranties and Covenants

Eloxx represents and warrants to Licensee that as at the Effective Date:

(a)
it has full right and authority to grant the rights granted under this Agreement, in each case free and clear of any rights therein granted to any Third Party;

(b)
the Existing Patents are:

(i)
subsisting;

(ii)
solely and exclusively owned by or licensed to Eloxx, free of any encumbrance, lien or claim of ownership by any Third Party;

(iii)
are being diligently prosecuted in the respective patent offices;

(iv)
filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment; and

(v)
the claims included in any issued patents included in the Existing Patents are in full force and effect as of the Effective Date;

(c)
Eloxx has no knowledge of any claim, alleging that:

(i)
the Existing Patents are invalid or unenforceable; or

(ii)
the conception, development, reduction to practice, disclosing, copying, making, assigning or licensing of the Existing Patents or the Exploitation of the Licensed Compound or Licensed Products as contemplated herein, violates, infringes, constitutes misappropriation or otherwise conflicts or interferes with or would violate, infringe or otherwise conflict or interfere with, any Intellectual Property rights of a Third Party; or

(iii)
any challenges or Disputes exist relating to the inventorship, ownership, scope, duration, priority or right to use any of any of the Existing Patents, and to Eloxx's knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any such claims;

(d)
to Eloxx's knowledge, no person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Existing Patents;

(e)
to Eloxx's knowledge, the Exploitation of the Licensed IP as contemplated as of the Effective Date will not infringe the Intellectual Property rights of any Third Party;

(f)
to Eloxx's knowledge, Eloxx and its Affiliates do not Control any Patent other than the Licensed Patents that are necessary or, to Eloxx's reasonable belief as of the Effective Date, reasonably useful to carry out the Development of the Licensed Compound or Licensed Product;

(g)
Eloxx has not granted any liens or security interest on any of the Licensed IP;

(h)
all Development of the Licensed Product conducted by or on behalf of Eloxx prior to the Effective Date has been conducted in compliance with all applicable Laws

(i)
Eloxx has sufficient resources, materials, employees, technical and financial capacity to conduct the activities allocated to it under the Eloxx Transitional Plan;

(j)
Eloxx is not aware of any information not disclosed to Licensee that could materially adversely affect the Development, manufacture, Commercialization or other Exploitation of the Licensed Compound and Licensed Product; and

(k)
Eloxx has not previously assigned, transferred, conveyed, or granted any license or other rights to its right, title and interest in any Patents or Know-How licensed hereunder, in any way that would conflict with or limit the scope of any of the rights or licenses granted to Licensee hereunder.

9.3
No Other Warranties

Except as expressly set forth in this agreement, neither Party makes any warranties or conditions, express, implied, statutory or otherwise, with respect to the subject matter of this Agreement.

10
ANTI-BRIBERY AND ANTI-CORRUPTION

10.1
Each Party agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors hired in connection with the subject matter of this Agreement (together with the Party, the "Party Representatives") that for the performance of its obligations under this Agreement:

(a)
The Party Representatives shall not directly or indirectly pay, offer or promise to pay, authorize the payment of any money or give, offer or promise to give, or authorize the giving of anything else of value, to:

(i)
any Government Official in order to influence official action;

(ii)
any person (whether or not a Government Official):

(A)
to influence such person to act in breach of a duty of good faith, impartiality or trust ("Acting Improperly");

(B)
to reward such person for Acting Improperly; or

(C)
where such person would be Acting Improperly by receiving the money or other thing of value;

(iii)
any person (whether or not a Government Official) while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit, a Government Official in order to influence official action for or against either Party in connection with the matters that are the subject of this Agreement; or

(iv)
any person (whether or not a Government Official) to reward that person for Acting Improperly or to induce that person to Act Improperly.

(b)
The Party Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti- Corruption Laws.

(c)
The Party Representatives shall comply with the Anti-Corruption Laws and shall not take any action that will, or would reasonably be expected to, cause the other Party or its Affiliates to be in violation of any such laws or policies.

10.2
Each Party shall promptly provide the other with written notice upon becoming aware of any breach or violation by a Party or other Party Representative of any representation, warranty or undertaking set forth in clauses 10.1(a) through 10.1(c).

11
INDEMNIFICATION

11.1
Eloxx shall defend, indemnify and hold Licensee, its Affiliates and its and their respective directors, officers, employees and agents, at Eloxx's cost and expense, harmless from and against any and all losses, costs, damages, liabilities, fees or expenses (including reasonable attorneys' fees and expenses) ("Losses") incurred in connection with or arising out of any Third Party claims, suits, investigations or demands ("Third Party Claim") resulting from or arising out of or in connection with:

(a)
any breach by Eloxx of this Agreement; or

(b)
any negligence or wilful misconduct of Eloxx or its Affiliates or of its or their respective directors, officers, employees or agents in the exercise of any of Eloxx's rights or the performance of any of its obligations under this Agreement, including any activities conducted by Eloxx under the Eloxx Transitional Plan.

In each case except to the extent that such Losses are subject to indemnification by Licensee pursuant to clause 11.2 below (or would be subject to indemnification if the claim were made against Eloxx).

11.2
Licensee

Licensee shall defend, indemnify and hold Eloxx, its Affiliates and its and their respective directors, officers, employees and agents, at Licensee’s cost and expense, harmless from and against any and all Losses incurred in connection with or arising out of any Third Party Claims resulting from or arising out of or in connection with:

(a)
the conduct of the activities by or on behalf of Licensee under the Research and Development Program, and

(b)
the Exploitation of Licensed Products by Licensee, its Affiliates or Sublicensees during the Term, subject to clause 5.4(a);

(c)
any breach by Licensee of this Agreement; or

(d)
any negligence or wilful misconduct of Licensee or its Affiliates or of its or their respective directors, officers, employees or agents in the exercise of any of its rights or the performance of any of its obligations under this Agreement, including any Development activities conducted by Licensee under this Agreement.

in each case except to the extent that such Losses are subject to indemnification by Eloxx pursuant to clause 11.1 above (or would be subject to indemnification if the claim were made against Licensee).

11.3
Notice of Claim

All indemnification claims in respect of any person seeking indemnification under clause 11.1 or 11.2 (collectively, the "Indemnitees" and each an "Indemnitee") shall be made by the corresponding Party (the "Indemnified Party"). The Indemnified Party shall give the indemnifying Party (the "Indemnifying Party") prompt written notice (an "Indemnification Claim Notice") of any Losses or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification under clause 11.1 or 11.2, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay by the Indemnified Party in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party materially prejudices the defence of such Third Party Claim. Where required the Indemnifying Party shall promptly send a copy of the Indemnification Claim Notice to its relevant insurers and shall permit them to exercise their rights of subrogation and hereafter in this clause 11 "Indemnifying Party" shall be deemed to include any such insurers.

11.4
The obligations of an Indemnifying Party under this clause 11 shall be governed by and contingent upon the following:

(a)
at its option, the Indemnifying Party may assume control of the defence of any Third Party Claim (which, for the avoidance of doubt, shall include the conduct of all dealings with such Third Party) by giving written notice to the Indemnified Party within 30 days after the Indemnifying Party's receipt of an Indemnification Claim Notice. The assumption of control of the defence of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defences it may assert against any Indemnified Party's claim for indemnification.

(b)
upon the assumption of the control of the defence of a Third Party Claim by the Indemnifying Party:

(i)
subject to the provisions of clause 11.4(c), it shall have the right to and shall assume sole control and responsibility for dealing with the Third Party and the Third Party Claim, but at all times in accordance with the provisions of clauses 11.4(c) and 11.4(d);

(ii)
if it chooses, the Indemnifying Party may appoint as counsel in the defence of the Third Party Claim any law firm or counsel selected by the Indemnifying Party; and

(iii)
except as expressly provided in clause 11.4(c), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Indemnitee in connection with the analysis, defence, or settlement of the Third Party Claim.

(c)
without limiting the remainder of this clause 11.4, any Indemnitee shall be entitled to participate in, but not control, the defence of a Third Party Claim by having its views regularly solicited by the Indemnifying Party and, where proceedings are commenced, to retain counsel of its choice for such purpose; provided that such retention shall be at the Indemnitee's own expense unless:

(i)
the Indemnifying Party has failed to assume the defence and retain counsel in accordance with clause 11.4(a) and 11.4(b)(ii) (in which case the Indemnified Party shall control the defence);

(ii)
the interests of the Indemnitee and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under any legal requirement, ethical rules or equitable principles; or

(iii)
the employment thereof has been specifically authorised in writing by the Indemnifying Party.

(d)
with respect to any Losses relating solely to the payment of money to the Third Party to settle the Third Party Claim and that will not result in the Indemnified Party or the Indemnitee becoming subject to injunctive relief, and does not include any finding or admission of a violation by the Indemnified Party, its Affiliates or their respective Sublicensees of any applicable Laws of Third party's rights, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee under clause 11.4(a), the Indemnifying Party shall have sole authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Losses, provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). With respect to all other Losses or where the Indemnified Party will be subject to injunctive relief, where the Indemnifying Party has assumed the defence of a Third Party Claim in accordance with clause 11.4(a), the Indemnifying Party must not consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Losses, unless it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(e)
if the Indemnifying Party chooses not to take control of the defence or prosecute any Third Party Claim, the Indemnified Party shall retain control of the defence thereof, but no Indemnified Party or Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not be liable for any settlement or other disposition of Losses by an Indemnified Party or an Indemnitee under such a Third Party Claim that is reached without the written consent of the Indemnifying Party which consent will not be unreasonably withheld or delayed.

(f)
if the Indemnifying Party chooses to control the defence of any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, reasonably cooperate in the defence thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided, and the Indemnifying Party shall reimburse the Indemnified Party for all of its related reasonable out-of-pocket expenses.

11.5
Except as expressly provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party where it participates in the defence under clause 11.4(c) shall be reimbursed on a quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party's right to contest the Indemnified Party's right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

11.6
Insurance

Each Party shall have and maintain, at its sole cost and expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto and upon such terms (including coverages, deductible limits and self- insured retentions) as are customary in the pharmaceutical industry generally for the activities to be conducted by such Party under this Agreement. Such liability insurance or self-insurance program shall insure against all types of liability, including personal injury, physical injury or property damage arising out of such Party's activities hereunder. This clause 11.6 shall not create any limitation on the Parties' liability under this Agreement. Such insurance information shall be kept in confidence in the same manner as any other Confidential Information disclosed by the Parties hereunder.

11.7
Consequential Damages

In no event shall either Party or any of its Affiliates or Sublicensees be liable for special, indirect, incidental, punitive, treble or consequential damages or indirect lost profits, whether based on contract, tort or any other legal theory; provided, however, that this limitation shall not limit:

(a)
the indemnification obligation of such party in respect of amounts actually awarded against an Indemnified Party as a part of a Third Party Claim under the provisions of this clause 11; and

(b)
a Party's liability for breach of its obligations under clause 6.

11.8
Nothing in this Agreement shall exclude or limit a Party's liability for:

(a)
death or personal injury caused by its negligence;

(b)
fraud; or

(c)
for any other liability which, pursuant to Laws, cannot be limited or excluded.

12
MISCELLANEOUS

12.1
Assignment

This Agreement, or any of the rights and obligations under this Agreement, may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement, or any of the rights and obligations under this Agreement, without the consent of the other Party:

(a)
to any of its Affiliates, if the assigning Party guarantees the full performance of its Affiliates' obligations hereunder; or

(b)
to any person acquiring or otherwise receiving all or substantially all of its assets or business to which this Agreement relates, whether by merger, sale of assets or otherwise;

provided that, in each case (a) and (b), the proposed assignee is not a resident or is not located in a country being regarded as a tax haven in accordance with any Law applicable to the non assigning Party.

In all cases, the assigning Party shall provide the other Party with prompt written notice of any such assignment and the permitted assignee shall assume the obligations of the assigning Party hereunder in writing. No assignment of this Agreement shall act as a novation or release of either Party from responsibility for the performance of any accrued obligations. Any assignment not in accordance with this clause 12.1 shall be null and void.

12.2
Governing Law

This Agreement and any dispute or claim arising out of or in connection with it (whether contractual or non-contractual in nature such as claims in tort, from breach of statute or regulation or otherwise) shall be governed by and construed in accordance with the laws of Delaware; provided that any dispute with respect to infringement, validity, or enforceability of any Patent, shall be governed by and construed and enforced in accordance with the laws of the jurisdiction in which such Patent is issued or published.

12.3
Arbitration

(a)
Subject to clause 8.5, any dispute, including any question regarding its existence, validity or termination shall be referred to and finally resolved by binding arbitration under the then-current Rules of Arbitration of the International Chamber of Commerce (the "Rules") which are deemed incorporated into this clause 12.3. The seat, or legal place, of arbitration shall be Paris, France. The language to be used in the arbitration procedures shall be English.

(b)
The number of arbitrators shall be three of which each Party shall appoint one and the third arbitrator shall be selected in accordance with the Rules by the two first selected arbitrators within 15 days of the second arbitrator's appointment and shall serve as the presiding arbitrator. Each arbitrator shall have experience of pharmaceutical licensing disputes. An arbitrator shall be deemed to meet this qualification unless a Party objects within ten days after the arbitrator is nominated. The arbitrators shall determine what discovery will be permitted in accordance with the Rules, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery, provided that the arbitrators shall permit discovery as they deems proportionate to the issues in dispute. The Parties and the arbitrators shall use all reasonable efforts to complete any such arbitration within nine months following the appointment of the arbitral tribunal.

(c)
Each Party shall be responsible for the costs of its selected arbitrator and the Parties shall equally share the costs of the third arbitrator. The Parties agree that they shall share equally in the joint costs associated with the arbitration hearing(s) and any procedural conferences (location, stenographer and similar), and the fees and expenses of the arbitrators (as set forth above) and administrative fees and expenses of the arbitration proceedings. Each Party shall bear its own costs and attorneys' and witnesses' fees and associated costs and expenses.

(d)
The award shall be final and binding, and the Parties undertake to carry out the award without delay. Judgment on the award so rendered may be entered in any court of competent jurisdiction. The existence and substance of the arbitration proceedings and any rulings or awards shall be kept confidential by the Parties and the arbitral tribunal except:

to the extent disclosure may be necessary to conduct the arbitration, or in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision; or where such information is already in the public domain other than as a result of a breach of this Agreement.

(e)
Nothing in this clause 12.3 will preclude either Party from seeking equitable interim or provisional relief from a court of competent jurisdiction pending final resolution of any Dispute, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a Dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

12.4
Force Majeure

Neither Party shall be liable to the other for any failure or delay in the fulfilment of its obligations under this Agreement (other than the payment of monies due and owing to a Party under this Agreement), when any such failure or delay is caused by any event that is beyond the reasonable control of the affected Party (each, a "Force Majeure Event"), including without limitation, fire, flood, earthquakes, explosions, sabotage, terrorism, civil commotions, riots, invasions, wars, peril of the sea, Acts of God, or requirements of Governmental Authorities. In the event that either Party is prevented from discharging its obligations under this Agreement on account of a Force Majeure Event, the performing Party shall notify the other Party in writing forthwith, and shall nevertheless use Commercially Reasonable Efforts to discharge its obligations, even if in a partial or compromised manner. In the event that the Force Majeure Event is a recognized widespread epidemic or pandemic that delays or renders impracticable or unsafe the performance by either or both of the Parties under this Agreement, the Parties will negotiate in good faith appropriate modifications to this Agreement to allow performance hereunder that is consistent with the health and safety of the Parties, their representatives, and the general public including appropriate delays to the timetable for carrying out activities under Eloxx Transitional Plan.

12.5
Expenses

Except as otherwise expressly provided herein or mutually agreed, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses.

12.6
No Agency

Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Eloxx and Licensee. Notwithstanding any of the provisions of this Agreement, neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities undertaken or incurred by one Party in connection with or relating to the Exploitation of Licensed Compound or the Exploitation of Licensed Products shall be undertaken, incurred or paid exclusively by that Party, and not as an agent or representative of the other Party. All persons employed by a Party will be the employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

12.7
No Third Party Beneficiaries

Except for any rights and immunities granted in this Agreement to any Affiliates, the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement. No person who is not a party to this Agreement (including any employee, officer, agent, representative or subcontractor of either Party) shall have the right (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce any provision of this Agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing of the Parties, which agreement must refer to this clause 12.7.

12.8
Entire Agreement; Amendment

This Agreement (including all schedules and exhibits hereto) sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, promises, misrepresentations and representations, whether oral or written, with respect to such matters. Each Party confirms that it is not relying on any representations, misrepresentations or warranties of the other Party except as specifically set forth in this Agreement. This Agreement may be amended or modified only by a writing signed by both Parties. No release or discharge shall be binding upon the Parties unless in a writing signed by both Parties.

12.9
Illegality; Non-Enforceability

If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any decision of any court or Governmental Authority which either has jurisdiction over this Agreement or has jurisdiction over any of the Parties):

(a)
in the case of the illegality, invalidity or un-enforceability of the whole of this Agreement, it shall terminate in relation to the jurisdiction in question;

(b)
in the case of the illegality, invalidity or un-enforceability of part of this Agreement, that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or un-enforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect provided that the said remaining parts continue to satisfy the commercial intentions of the Parties and provided that the remaining parts do constitute a substantial part of this Agreement.

12.10
Extension; Waiver

At any time, either Eloxx or Licensee may:

(a)
with respect to obligations owed to it or the performance of other acts for its benefit, extend the time for the performance of such obligations or such other acts to be performed hereunder by the other;

(b)
waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto;

(c)
waive compliance with any of the conditions to the obligations of the other contained herein; and

(d)
waive the benefit of any other right hereunder, the other Party's failure to perform, or a breach by the other Party of, its obligations under the Agreement.

Any agreement on the part of either Party to any such extension or waiver shall be valid only if set forth in an instrument executed by such Party.

No such waiver shall be operative as a waiver of any other right hereunder or of any breach or failure by the other Party whether of a similar nature or otherwise. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights or of any other rights hereunder.

12.11
Notices

All communications, including notices, requests, demands, waivers, consents or approvals, required to be made under this Agreement shall be in writing in the English language and effective upon receipt, and shall be sent to the addresses set out below, or to such other addresses as may be designated by one Party to the other by notice pursuant hereto, by:

(a)
internationally recognized overnight courier;

(b)
prepaid registered or certified mail, return receipt requested;

(c)
by electronic mail (and promptly confirmed by personal delivery or overnight courier as provided in this agreement); or

(d)
hand, as follows:

If to Eloxx, as follows: Eloxx Pharmaceuticals Inc.

26 Upton Street, Apt 1

Boston MA 02118 USA

Attn: Sumit Aggarwal saggarwal@eloxxpharma.com

With a copy (which will not constitute notice) to: Latham & Watkins

100 Clarendon Street

Boston MA 02116 Attn: Peter Handrinos

peter.handrinos@lw.com

If to Licensee, as follows: Almirall, S.A

Ronda General Mitre 151 08022 Barcelona, Spain

Attn: Karl Ziegelbauer, Executive VP R&D, CSO,

With a copy (which will not constitute notice) to: Almirall, S.A

Ronda General Mitre 151 08022 Barcelona, Spain

Attn: Corporate Legal Director

This clause 12.11 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement, which may be made by any means mutually agreeable to the Parties.

12.12
Further Assurances

Each Party shall perform, or caused to be performed, all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

12.13
No Strict Construction

This Agreement shall be construed as if it were drafted jointly by the Parties.

12.14
Headings; Interpretation

The headings herein are for convenience purposes only and shall not be used to interpret any of the provisions hereof. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires:

(a)
words of any gender include each other gender;

(b)
words such as "herein", "hereof", and "hereunder" refer to this Agreement as a whole and not merely to the particular provision in which such words appear;

(c)
words using the singular will include the plural, and vice versa;

(d)
the words "include," "includes" and "including" will be deemed to be followed by the phrase "but not limited to", "without limitation", "inter alia" or words of similar import;

(e)
the word "or" will be deemed to include the word "and" (e.g., "and/or") and (f) references to "Article," "Section," "subsection", "clause" or other subdivision, or to an exhibit or schedule, without reference to a document are to the specified provision or exhibit or schedule of this Agreement.

12.15
Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. Signatures to this Agreement or its amendments, transmitted by email in “portable document format” (“.pdf”), via DocuSign, or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement, or its amendment, shall have the same effect as physical delivery of the paper document bearing original signature.

12.16
Non-Exclusive Remedies

The remedies set forth in this Agreement shall be in addition to, and shall not be to the exclusion of, any other remedies available to the Parties at Law, in equity or under this Agreement.

IN WITNESS WHEREOF this Agreement has been signed by the duly authorized representatives of the Parties on the day and year first before written.

ELOXX PHARMACEUTICALS, INC.

/s/ Sumit Aggarwal

SIGNED by SUMIT AGGARWAL

Chief Executive Officer

ALMIRALL, S.A.

/s/ Carlos Gallardo

SIGNED by Carlos Gallardo President & CEO

ACKNOWLEDGED AND AGREED

ZIKANI THERAPEUTICS, INC.

/s/ Sumit Aggarwal

SIGNED by SUMIT AGGARWAL

Chief Executive Officer

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